                                                                     Exhibit 2.1

--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT


                                 by and between


                            ALLIANT TECHSYSTEMS INC.


                                       and


                           BLOUNT INTERNATIONAL, INC.,


                                       and


                                  BLOUNT, INC.,


                                   dated as of


                                November 6, 2001


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

                                TABLE OF CONTENTS
                                -----------------



ARTICLE I SALE OF SHARES; PURCHASE PRICE PROVISIONS...........................1
     1.01     Purchase and Sale of Business Shares............................1
     1.02     Purchase Price; Manner of Payment...............................2
     1.03     Purchase Price Adjustments......................................2

ARTICLE II FORMATION AND CAPITALIZATION OF NEWCO..............................4
     2.01     Formation of Newco..............................................4
     2.02     Contribution of Certain Assets..................................4

ARTICLE III CLOSING...........................................................5
     3.01     Closing.........................................................5
     3.02     Closing Procedure...............................................5

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER................8
     4.01     Incorporation and Corporate Power...............................8
     4.02     Capitalization..................................................9
     4.03     Execution, Delivery; Valid and Binding Agreement................9
     4.04     Governmental Authorities; Consents.............................10
     4.05     Noncontravention...............................................10
     4.06     Financial Statements...........................................11
     4.07     Absence of Undisclosed Liabilities.............................12
     4.08     Absence of Certain Developments................................12
     4.09     Real Property..................................................13
     4.10     Assets.........................................................17
     4.11     Accounts Receivable............................................18
     4.12     Inventory......................................................18
     4.13     Customers......................................................18
     4.14     Suppliers; Raw Materials.......................................19
     4.15     Tax Matters....................................................19
     4.16     Contracts and Commitments......................................22
     4.17     Intellectual Property Rights...................................26
     4.18     Litigation; Orders.............................................32
     4.19     Products.......................................................33
     4.20     Employees; Labor Matters.......................................33
     4.21     Employee Benefit Plans.........................................34
     4.22     Insurance......................................................36
     4.23     Affiliate Transactions.........................................36
     4.24     Compliance with Laws; Permits..................................36
     4.25     Environmental Matters..........................................37
     4.26     Books and Records..............................................40
     4.27     Securities Law Matters.........................................40
     4.28     Brokerage......................................................40

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER............................40
     5.01     Incorporation and Corporate Power..............................40
     5.02     Execution, Delivery; Valid and Binding Agreement...............41
     5.03     Governmental Authorities; Consents.............................41
     5.04     Noncontravention...............................................41
     5.05     Brokerage......................................................41
     5.06     Capitalization.................................................42
     5.07     SEC Filings....................................................42
     5.08     Absence of Certain Developments................................42

ARTICLE VI PRE-CLOSING COVENANTS.............................................43
     6.01     Conduct of the Business........................................43
     6.02     Access to Books, Records, Etc..................................45
     6.03     Satisfaction of Conditions.....................................45
     6.04     Nonsolicitation................................................45
     6.05     Consents and Approvals.........................................46
     6.06     Intercompany Transfer and Assumption...........................46
     6.07     Removal of Certain Materials...................................46

ARTICLE VII POST-CLOSING COVENANTS...........................................47
     7.01     Cooperation on Tax Matters.....................................47
     7.02     Transfer and Sales Taxes.......................................50
     7.03     Further Assurances.............................................50
     7.04     Cooperation with Proceedings...................................50
     7.05     Novation.......................................................51
     7.06     Confidentiality................................................51
     7.07     Cooperation on Assertion of Attorney-Client Privilege..........52
     7.08     Cooperation in Maintenance of Intellectual Property Rights.....52
     7.09     Letters of Credit and Guarantees...............................52

ARTICLE VIII OTHER AGREEMENTS................................................52
     8.01     Antitrust Law Compliance.......................................52
     8.02     Employment and Employee Benefit Matters........................53
     8.03     Preserve Accuracy of Representations and Warranties............60
     8.04     Press Releases and Announcements...............................60
     8.05     Expenses.......................................................61
     8.06     Title Examination..............................................61

ARTICLE IX CONDITIONS TO CLOSING.............................................62
     9.01     Conditions to Buyer's Obligation...............................62
     9.02     Conditions to the Obligation of Parent and Seller..............63

ARTICLE X TERMINATION........................................................64
     10.01      Termination..................................................64
     10.02      Effect of Termination........................................64

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ARTICLE XI SURVIVAL; INDEMNIFICATION.........................................65
     11.01      Survival of Representations and Warranties...................65
     11.02      Indemnification by Parent and Seller.........................65
     11.03      Indemnification by Parent and Seller-Environmental Matters...67
     11.04      Indemnification by Buyer.....................................68
     11.05      Time Limitations.............................................69
     11.06      Limitations on Amount........................................69
     11.07      Method of Asserting Claims...................................71
     11.08      Miscellaneous Indemnity Provisions...........................74

ARTICLE XII MISCELLANEOUS....................................................75
     12.01      Amendment and Waiver.........................................75
     12.02      Notices......................................................75
     12.03      Assignment...................................................76
     12.04      Severability.................................................76
     12.05      Complete Agreement...........................................77
     12.06      Counterparts.................................................77
     12.07      Governing Law................................................77
     12.08      No Third Party Beneficiaries.................................77
     12.09      Interpretation...............................................77

     ANNEX, EXHIBITS AND SCHEDULES
     DISCLOSURE SCHEDULE

     ANNEX A      INDEX OF DEFINED TERMS

     EXHIBIT A    SELLER ENTITIES

     EXHIBIT B    FORM OF CONTRIBUTION AGREEMENT

     EXHIBIT C    FORM OF TRANSITION SERVICES AGREEMENT

     EXHIBIT D    FORM OF NONCOMPETITION AGREEMENT

     EXHIBIT E    FORM OF INTERCOMPANY ASSIGNMENT AND ASSUMPTION AGREEMENT

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of November 6, 2001, is made and entered into by and between Alliant Techsystems Inc., a Delaware corporation ("Buyer"), Blount International, Inc., a Delaware corporation ("Parent"), and Blount, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Seller").

         WHEREAS, Seller, through its subsidiaries listed on the attached Exhibit A (such subsidiaries, together with Newco (as defined below) upon its formation, are collectively referred to herein as the "Seller Entities") and its sporting equipment division (the "Division") is engaged in various business activities under its Sporting Equipment Group, including the manufacture, marketing, sale and distribution of ammunition, sports optics, reloading equipment and related products under such brand names as Federal, Speer, CCI, OCBS, Outers, Weaver, Ram-Line, Simmons, Redfield, Champion and Estate (the "Business");

         WHEREAS, to facilitate the transactions contemplated by this Agreement, prior to the Closing, Seller shall form a new corporation under the laws of the State of Delaware, to have such name as Buyer may request ("Newco"), and transfer to Newco substantially all of the assets and certain liabilities of the Division in exchange for shares of Newco capital stock, all as described more fully in this Agreement;

         WHEREAS, Seller desires to sell, transfer and assign to a newly formed, indirect wholly-owned subsidiary of Buyer (the "Acquisition Sub"), and the Buyer desires that Acquisition Sub purchase and acquire from Seller, on the terms and subject to the conditions set forth in this Agreement, all of the issued and outstanding shares of capital stock of the Seller Entities;

         WHEREAS, contemporaneously with the execution of this Agreement, Buyer and Seller are entering into a Registration Rights Agreement (the "Registration Rights Agreement") that sets forth the terms and conditions pursuant to which Buyer will register Seller's resale of the shares that comprise a portion of the purchase price hereunder;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I
                    SALE OF SHARES; PURCHASE PRICE PROVISIONS
                    -----------------------------------------

1.01     Purchase and Sale of Business Shares.

         On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and assign to the Acquisition Sub, and the Acquisition Sub shall purchase and acquire from Seller, all of Seller's right, title and interest in and to all of the outstanding shares of capital stock of the Seller Entities (the "Business Shares").

1.02     Purchase Price; Manner of Payment.

         (a) As consideration for the Acquisition Sub's purchase of the Business Shares, Buyer shall pay to Seller an aggregate of $10,000 (the "Cash Purchase Price"), by wire transfer in immediately available funds to an account designated by Seller, and shall issue to Seller shares of Buyer's common stock, par value $.01 per share ("Buyer Common Stock"), with the specific number of shares to be determined as follows, rounding all fractional share calculations down to the nearest whole number (collectively, the "Buyer Shares"):

                  (i) if the Specified Price Per Share is less than or equal to $82.00, then Buyer shall issue to Seller an aggregate of 3,048,780 shares of Buyer Common Stock;

                  (ii) if the Specified Price Per Share is greater than $82.00 and less than or equal to $86.00, then Buyer shall issue to Seller, in the aggregate, such number of shares of Buyer Common Stock as shall equal the quotient of 250,000,000 divided by the Specified Price Per Share; or

                  (iii) if the Specified Price Per Share is greater than $86.00, then Buyer shall issue to Seller an aggregate of 2,906,980 shares of Buyer Common Stock.

                  "Specified Price Per Share" means the lower of (i) the Closing Date Average Price Per Share (as defined below) and (ii) the Closing Date Price Per Share (as defined below). "Closing Date Average Price Per Share" means the average closing price per share of Buyer Common Stock on the New York Stock Exchange during the ten (10) trading days immediately preceding the Closing Date. "Closing Date Price Per Share" means the closing price per share of Buyer Common Stock on the New York Stock Exchange on the trading day immediately preceding the Closing Date.

         (b) At the Closing, Buyer will deliver to Seller certificates representing all of the Buyer Shares. For purposes of this Agreement, the term "Purchase Price" means the sum of the Cash Purchase Price plus the aggregate value of the Buyer Shares based on the Specified Price Per Share.

1.03     Purchase Price Adjustments.

         (a) If the Specified Price Per Share is greater than $86.00, then, upon Seller's completion of its offering of the Buyer Shares, Seller shall pay to Buyer, by wire transfer in immediately available funds to an account specified by Seller (or such other form or manner of payment as Buyer may reasonably request), an amount equal to one-half of (i) the gross proceeds received from such offering, minus (ii) $250,000,000; provided, however, that in no event will Seller be obligated to pay more than $5,000,000 to Buyer pursuant to this Section 1.03(a).

         (b)      Balance Sheet Adjustment.

                  (i) Schedule 1.03(b) sets forth the balance sheet of the Business as of September 30, 2001 (the "Initial Balance Sheet"), including the net book value of the Business Assets (as defined below) as of such date (the "Initial Net Book Value") calculated in the manner described therein. As soon as practicable (but in any event within sixty (60) days after the Closing
                           Date), Seller shall prepare or cause to be prepared and shall deliver to Buyer an audited balance sheet of the Business dated as of the Closing Date (the "Closing Date Balance Sheet") prepared in accordance with generally accepted accounting principles applied on a basis consistent with Seller's past policies, principles and practices ("GAAP"). The Closing Date Balance Sheet shall set forth the net book value of the Business Assets as of such date (the "Closing Date Net Book Value") calculated in the same manner as was the Initial Net Book Value. For purposes of this Agreement, the term "Business Assets" means the Division Assets and all properties, assets and rights of the Seller Entities of every kind and nature, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereafter acquired.

                  (ii) If the Closing Date Net Book Value exceeds $203,000,000, then the Purchase Price shall be increased by an amount equal to the excess of the Closing Date Net Book Value over $203,000,000. If the Closing Date Net Book Value is less than $203,000,000, then the Purchase Price shall be decreased by an amount equal to the excess of $203,000,000 over the Closing Date Net Book Value. Any such increase or decrease in the Purchase Price is referred to in this Agreement as a "Purchase Price Adjustment."

                  (iii) If Buyer disagrees with Seller's determination of the Closing Date Net Book Value, then Buyer shall notify Seller in writing of such disagreement within thirty
                           (30) days after Buyer receives the Closing Date Balance Sheet (the "Objection Period"), setting forth in such notice in reasonable detail the reasons for such disagreement and Buyer's calculation of the Closing Date Net Book Value. If Buyer fails to provide such written notice within the Objection Period, then the determination of the Closing Date Net Book Value as set forth in the Closing Date Balance Sheet will be final and binding. If Seller timely receives such written notice and Seller and Buyer are unable to resolve the disagreement within fifteen (15) business days thereafter, Seller and Buyer each agree to retain a nationally recognized accounting firm which is independent of, and is not auditing the books and records of, each of Seller or any of its affiliates or Buyer or any of its affiliates (the "Accounting Firm") to arbitrate the dispute and render a decision regarding the Closing Date Net Book Value within thirty (30) days of such retention, which decision shall be final and binding. The Accounting Firm shall conduct such arbitration by reviewing the Closing

                           Date Balance Sheet with the understanding that such Closing Date Balance Sheet was prepared as provided herein. The Accounting Firm's work shall be limited to resolving the matter that Buyer raised in its notice of objection, and the Accounting Firm's decision on such matter shall be final and binding and unreviewable for error of any kind. Seller and Buyer shall each bear their own costs and expenses of any such arbitration and shall share equally the fees and expenses of (i) the Accounting Firm and (ii) associated with the audit specified in Section 1.03(b)(i).

                  (iv)     In connection with any Purchase Price Adjustment:

                           (A)      in the event the Purchase Price is
                                    increased, Buyer shall, within five (5) days after the later of the expiration of the Objection Period or the date on which any dispute regarding the Closing Date Net Book Value as provided in Section 1.03(b)(ii) is finally resolved, pay to Seller by wire transfer in immediately available funds an amount equal to the Purchase Price Adjustment; or

                           (B)      in the event the Purchase Price is
                                    decreased, within five days after the later of the expiration of the Objection Period or the date on which dispute regarding the Closing Date Net Book Value as provided in
                                    Section 1.02(b)(ii) is finally resolved,
                                    Seller shall pay to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, an amount equal to the Purchase Price Adjustment.

                                   ARTICLE II
                      FORMATION AND CAPITALIZATION OF NEWCO
                      -------------------------------------

2.01     Formation of Newco.

         On or prior to the Closing Date (as defined in Section 3.01), Seller shall (a) form Newco by filing a certificate of incorporation with the secretary of state of the State of Delaware in form and substance reasonably acceptable to Buyer, (b) take all appropriate steps to duly organize Newco, including, without limitation, causing Newco to adopt bylaws in form and substance reasonably acceptable to Buyer and (c) take all appropriate steps to cause Newco to qualify to do business in each of the jurisdictions listed in the Disclosure Schedule (as defined below) where Seller is so qualified in connection with the operation of the Business.

2.02     Contribution of Certain Assets.

         On or prior to the Closing Date, but effective immediately prior to the Closing, Seller shall enter into a contribution agreement with Newco in the form attached as Exhibit B (the "Contribution Agreement") and, pursuant thereto, (a) Seller shall contribute to Newco the Division Assets (as such assets are expressly described in the Contribution Agreement), free and clear of all Liens (other than Permitted Liens), and (b) Seller shall assign to Newco, and Newco shall assume from Seller, the Division Assumed Liabilities (as such term is expressly defined in the Contribution Agreement). Neither Parent nor Seller shall take any action to amend the Contribution Agreement at or prior to the Closing without Buyer's prior written consent. The term "Lien" means any mortgage, pledge, lien, hypothecation, encumbrance, charge, burden, security interest or other adverse claim or title defect of any nature whatsoever. The term "Permitted Lien" means any of the following Liens:
         (u) any Lien for current Taxes not yet due and payable, (v) any Lien imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (w) any Lien in respect of pledges or deposits under workers' compensation laws (x) any purchase money Lien and any Lien securing rental payments under capital lease arrangements,
         (y) attachment, judgment and similar non-Tax Liens arising in connection with court proceedings, but only if and for so long as the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal and the claims contested thereby are being contested in good faith by appropriate proceedings or
         (z) any matter disclosed in the title insurance commitments issued to Buyer pursuant to Section 8.06, other than Liens securing monetary obligations or that would render title uninsurable or materially adversely affect the use or operation of the subject property.

                                  ARTICLE III
                                     CLOSING
                                     -------

3.01     Closing.

         The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota, commencing at 10:00 a.m. local time, on the second business day after the satisfaction or written waiver of all conditions set forth in Article IX, other than conditions with respect to actions of the respective parties at the Closing, or such other date as the parties may mutually agree (the "Closing Date"). The Closing will be effective as of the close of business on the Closing Date.

3.02     Closing Procedure.

         Subject to the conditions set forth in this Agreement, Seller and Buyer agree to consummate all of the following closing transactions on the Closing Date:

         (a) Seller will assign and transfer to Acquisition Sub good and valid title in and to the Business Shares, free and clear of all Liens, by delivering to Acquisition Sub stock certificates representing the Business Shares, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank with requisite stock transfer tax stamps, if any, attached.

         (b) Seller will deliver or cause to be delivered to Buyer all of the following:

                  (i) certificates representing the Business Shares duly endorsed for transfer by Seller or accompanied by a duly executed stock power;

                  (ii) an irrevocable standby letter of credit (the "Letter of Credit") having an initial term commencing as of the Closing and continuing thereafter until March 31, 2003 (the "Initial Letter of Credit Period"), issued by a nationally recognized bank, naming Buyer as beneficiary, and issued at all times for the account of Seller in the amount of $25,000,000 (the "Letter of Credit Amount"), which letter of credit (A) may be drawn upon by Buyer at any time upon (1) any failure of Seller and Parent to satisfy their indemnification obligations under Article XI of this Agreement or (2) any failure by the issuer to extend the term of the letter of credit at Buyer's request during the thirty
                           (30) day period prior to the expiration of the Initial Letter of Credit Period or thereafter through and including the second anniversary of the Closing Date (after which no such letter of credit shall be required) and (B) shall contain such other terms as Buyer may reasonably request; provided that the Letter of Credit Amount shall be reduced on a dollar for dollar basis for (i) each drawing made in respect of such Letter of Credit and (ii) any payment made by Seller or Parent in respect of their indemnification obligations under Article XI of this Agreement;

                  (iii) the Transition Services Agreement substantially in the form attached hereto as Exhibit C (the "Transition Services Agreement") and the Noncompetition Agreement substantially in the form attached as Exhibit D (the "Noncompetition Agreement") both duly executed by Parent, Seller and each Seller Entity, as applicable;

                  (iv) original releases of, or written authorizations from Seller's creditors (or the relevant debtor's creditors) to release, all Liens on the Business Assets (other than Permitted Liens) including, without limitation, releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of Real Property;

                  (v) certificates of Seller and each Seller Entity in form and substance reasonably acceptable to Buyer, dated the Closing Date, stating that the conditions precedent set forth in Sections 9.01(a), 9.01(b) and 9.01(f) have been satisfied;

                  (vi) a copy of the text of the resolutions adopted by the board of directors of Parent and Seller authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; together with a certificate or certificates executed on behalf of Seller by their respective corporate secretaries certifying to Buyer that each such copy is correct and complete, and that such resolutions were duly adopted and have not been amended or rescinded in any respect;

                  (vii) incumbency certificates executed on behalf of Parent and Seller certifying the signature and office of each officer executing this Agreement or any of the Ancillary Agreements;

                  (viii) resignations (effective as of the Closing) from all of the directors of the Seller Entities and such officers of the Seller Entities as Buyer shall have requested prior to the Closing;

                  (ix) a copy of the certificate or articles of incorporation of each of Seller and the Seller Entities, duly certified as of a recent date by the Secretary of State of their respective jurisdictions of incorporation;

                  (x) the minute books, stock transfer records and corporate seal (if in existence) of each Seller Entity and all other materials related to their corporate administration; and

                  (xi) such other certificates, documents and instruments as Buyer may reasonably request related to the transactions contemplated hereby.

         (c) Buyer will deliver or cause to be delivered to Seller all of the following:

                  (i)      certificates representing all of the Buyer Shares;

                  (ii) the Cash Purchase Price, by wire transfer in immediately available funds to an account designated by Seller;

                  (iii) a certificate of Buyer in form and substance reasonably acceptable to Seller, dated the Closing Date, stating that the conditions precedent set forth in Sections 9.02(a) and 9.02(b) have been satisfied;

                  (iv) the Noncompetition Agreement and the Transition Services Agreement, both duly executed by Buyer;

                  (v) a copy of the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; along with a certificate or certificates executed on behalf of Buyer by its corporate secretary certifying to Seller that such copy is correct and complete, and that such resolutions were duly adopted and have not been amended or rescinded;

                  (vi) incumbency certificates executed on behalf of Buyer certifying the signature and office of each officer executing this Agreement or any of the Ancillary Agreements; and

                  (vii) such other certificates, documents and instruments as Seller may reasonably request related to the transactions contemplated hereby.

         (d) Immediately prior to the Closing, Seller and each Seller Entity shall consummate the transfer of the Seller Entity Assets to Seller and the assumption of the Seller Entity Assumed Liabilities by Seller pursuant to the Intercompany Agreement and shall have delivered to Buyer the Intercompany Agreement, duly executed by all parties thereto.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
               ---------------------------------------------------

         Parent and Seller jointly and severally represent and warrant to Buyer that, except as set forth in the disclosure schedule they delivered to Buyer on the date hereof (the "Disclosure Schedule"), each of the statements set forth in this Article IV are correct and complete. The Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV under captions referencing the Sections to which such exceptions apply; provided, that (a) any disclosure with respect to a Section of this Agreement shall constitute disclosure with respect to other Sections of this Agreement to the extent that such disclosure would reasonably be expected to be pertinent to such other Sections in light of and readily apparent from the disclosure made and (b) the mere listing (or inclusion of a copy) of a document or other item therein shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty addresses only the existence of the document or other item itself. For purposes of this Agreement, a party will be deemed to have "Knowledge" of a particular fact or other matter if (a) any individual who is serving as an officer or site or facilities manager (or in any similar capacity) of such party is, or at any time was, actually aware of such fact or other matter, or (b) such officer or site or facilities manager could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent investigation concerning the existence of such fact or other matter. For purposes of this Agreement, the term "Material Adverse Effect" means a material adverse effect in the business condition (financial or otherwise), operations, assets or liabilities of the Business or in Seller's right, title and interest in and to the Business Shares, provided that such term shall not include any event or occurrence arising directly out of or resulting from (w) general economic or financial conditions, (x) a change, condition or circumstance in the industry in which the Business operates, (y) the existence of this Agreement or any public announcement thereof or (z) a general public awareness of Seller's intention to sell the Business.

4.01     Incorporation and Corporate Power.

         Parent, Seller and each Seller Entity are corporations duly incorporated, validly existing and in good standing under the laws of their jurisdictions of incorporation. Parent, Seller and each Seller Entity have all requisite corporate power and authority necessary to own and operate the Business and to carry on the Business as now being conducted and presently proposed to be conducted. The copies of the respective articles or certificates of incorporation and bylaws of Parent, Seller and each Seller Entity, which they previously provided to Buyer, reflect all amendments thereto and are correct and complete as of the date hereof. Seller and each Seller Entity are duly qualified as foreign corporations to do business in every jurisdiction in which the nature of the Business or their ownership of the Business Assets requires them to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Disclosure Schedule under the caption referencing this Section 4.01 sets forth a correct and complete list of all jurisdictions in which Seller and each Seller Entity are qualified.

4.02     Capitalization.

         (a)      The authorized capital stock of:

                  (i) Federal Cartridge Company consists solely of 1,000 shares of common stock, par value $.01 per share, of which 99 shares are issued and outstanding;

                  (ii) Simmons Outdoor Corporation consists solely of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding; and

                  (iii) Estate Cartridge, Inc. consists solely of 1,000,000 shares of common stock, par value $.01 per share, of which 16,018 shares are issued and outstanding.

         (b) Seller is the sole stockholder of each Seller Entity. All issued and outstanding shares of capital stock of the Seller Entities (collectively, the "Seller Entity Shares") are duly authorized, validly issued, fully paid, nonassessable and are free of preemptive rights or any other third party rights. All of the Seller Entity Shares have been offered, sold and delivered by the issuer thereof in compliance with applicable securities and corporate laws. None of the Seller Entity Shares have been issued in violation of any preemptive rights, rights of first refusal or similar rights.

         (c) There are no options, warrants, calls, subscriptions, convertible securities, rights (including preemptive rights), commitments or agreements of any character to which any Seller Entity is a party or by which any of them are bound obligating any Seller Entity to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any shares of their capital stock or obligating any of them to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Seller Entity. Except as contemplated by this Agreement, there are no registration rights agreements, voting trusts, proxies or other agreements or understandings to which any Seller Entity is a party or by which any of them are bound with respect to any equity security of any class of any Seller Entity. The share registers of each Seller Entity are current, complete and correct in all material respects.

4.03     Execution, Delivery; Valid and Binding Agreement.

         The execution, delivery and performance of this Agreement and the agreements attached as exhibits or otherwise entered into in connection with the transactions contemplated hereby (collectively, the "Ancillary Agreements") by Parent and Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action of their respective boards of directors and stockholders, and no other proceedings or actions on the part of Parent or Seller are necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements. This Agreement and the Registration Rights Agreement have been duly executed and delivered by Parent and Seller and constitutes the valid and binding obligation of each such party, enforceable in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Upon delivery at Closing, each of the other Ancillary Agreements shall have been duly executed and delivered by Parent and Seller, as applicable, and each shall constitute the valid and binding obligation of Parent and Seller, as applicable, enforceable in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.04     Governmental Authorities; Consents.

         Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), neither Parent, nor Seller nor any Seller Entity (each, a "Seller Party") is required to submit any notice, report or other filing with any Governmental Authority in connection with its execution or delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.04 (collectively, the "Required Seller Consents"), no Seller Party is required to obtain any consent, approval, authorization, waiver, permit, grant, license, franchise, concession, agreement, license or exemption (each, a "Consent") of any Governmental Authority or any material Consent of any other party or person in connection with its execution, delivery and performance of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby. For purposes of this Agreement, the term "Governmental Authority" means any domestic or foreign nation or government, any state or other political subdivision thereof, and any domestic or foreign entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

4.05     Noncontravention.

         Except as set forth in the Disclosure Schedule under the caption referencing the specific subsections of this Section 4.05, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

         (a) conflict with or result in a breach of any provision of the certificate or articles of incorporation, bylaws or other organizational documents of any Seller Party;

         (b) conflict with or violate any material federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty (each a "Legal Requirement") that relates to or affects the Business or the Business Assets except for conflicts or violations that would not have, individually or in the aggregate, a Material Adverse Effect;

         (c) conflict with, violate, or give any Governmental Authority or other person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy or obtain any relief under, any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator (each an "Order") that relates to or affects in any way the Business or the Business Assets, other than consents, authorizations or approvals required under the HSR Act;

         (d) conflict with, violate or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit (as defined in Section 4.24(b)) or Environmental Permit (as defined in Section 4.25(a)), except for such revocations, withdrawals, suspensions, cancellations, terminations or modifications that would not have, individually or in the aggregate, a Material Adverse Effect;

         (e) breach any provision of, constitute a default under or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material Business Contract (as defined in Section 4.16(a)), except for breaches, defaults or rights that would not have, individually or in the aggregate, a Material Adverse Effect; or

         (f) result in the imposition or creation of any Lien upon or with respect to any of the Business Assets, except for Liens that would not have, individually or in the aggregate, a Material Adverse Effect.

4.06     Financial Statements.

         (a) Seller has delivered to Buyer the audited consolidated financial statements of Seller as of and for the periods ended December 31, 2000 (the "Audited Balance Sheet Date") and December 31, 1999, together with a report thereon by Seller's auditors (the "Audited Financial Statements"), and the unaudited consolidated financial statements of the Business as of and for the periods ended December 31, 2000 and 1999, and September 30, 2001 (the "Unaudited Business Financial

                  Statements"), including in clause (i) a balance sheet, statements of income and retained earnings and a statement of cash flows.

         (b) The Audited Financial Statements are based upon the information contained in Seller's books and records and fairly present in all material respects Seller's financial condition as of the dates thereof and results of operations for the periods referred to therein. The Unaudited Business Financial Statements are based upon the information contained in the books and records of Seller and the Seller Entities and fairly present in all material respects the financial condition of the Business as of the dates thereof and results of operations for the periods referred to therein. The Audited Financial Statements and the Unaudited Business Financial Statements (other than those for the period ended September 30, 2001) have been prepared in accordance with GAAP. The Unaudited Business Financial Statements (other than those for the periods ended December 31, 2000 and 1999) have been prepared on a basis consistent with the Audited Financial Statements and in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with GAAP), and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented (except for normally recurring year-end adjustments).

4.07     Absence of Undisclosed Liabilities.

         There are no material liabilities or obligations of a nature required by GAAP to be reflected on the Unaudited Business Financial Statements or of which any Seller Party has actual knowledge (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) through the date hereof, except (a) as reflected or reserved against in the Unaudited Business Financial Statements, (b) current liabilities which have arisen after the date of the most recent Unaudited Business Financial Statements (the "Unaudited Balance Sheet Date") in the ordinary course of business consistent with past practice, or (c) as otherwise set forth in the Disclosure Schedule under the caption referencing this Section 4.07.

4.08     Absence of Certain Developments.

         Except as set forth in the Disclosure Schedule under the caption referencing the specific subsections of this Section 4.08, and except for the solicitation and negotiation of a transaction to dispose of the Business and the transactions contemplated by this Agreement, since the Unaudited Balance Sheet Date through the date hereof, Seller and each Seller Entity have conducted the Business only in the ordinary course of business consistent with past practice and have not, on behalf of, in connection with or relating to the Business or the Business Assets:

         (a) suffered or otherwise incurred or experienced any Material Adverse Effect;

         (b) delayed or postponed or accelerated the payment of accounts payable and other liabilities other than in the ordinary course of business;

         (c) sold, assigned, pledged, encumbered, transferred or granted (including, without limitation, transfers to any employees, affiliates or shareholders) any licenses, patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

         (d) suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, that would have, individually or in the aggregate, a Material Adverse Effect;

         (e) entered into or modified any employment, severance or similar agreements or arrangements with or granted any bonuses, salary or benefits increases, severance or termination pay to, any officer or employee, or consultant outside the ordinary course of business consistent with past practice;

         (f) adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees, officer, director or affiliate;

         (g) made any capital expenditure or commitment therefore in excess of $250,000;

         (h) acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture or other business organization or division or material assets thereof;

         (i) made any change in accounting principles or practices from those utilized in the preparation of the Audited Financial Statements or the Unaudited Business Financial Statements;

         (j) sold, pledged, encumbered or otherwise burdened any shares of capital stock of any Seller Entity;

         (k) taken any action or entered into any agreement not described in subsections (a) through (j) above that is material to Seller or any Seller Entity; or

         (l) agreed or committed, whether orally or in writing, to do any of the foregoing.

4.09     Real Property.

         (a) The Division Real Property (as defined in the Contribution Agreement) and the real property described in the Disclosure Schedule under the caption referencing this Section 4.09(a), including all buildings, structures, improvements, fixtures, systems and equipment thereon and attached or appurtenant thereto, together with all rights and easements appurtenant to and benefiting such real property (together with the Division Real Property, the "Real Property"), constitutes all of the real property owned or used by Seller (in connection with the Business) or by any Seller Entity. Except as set forth in the Disclosure Schedule under the caption referencing the specific subsections of this Section 4.09(a), with respect to each parcel of Real Property owned by Seller (in connection with the Business) or any Seller Entity (other than any real estate that is a Seller Entity Asset as defined in Section 6.06):

                  (i) Seller or the Seller Entity has good, valid and insurable title in fee simple absolute to such parcel, free and clear of any Lien (other than Permitted Liens);

                  (ii) there are no pending or, to the Knowledge of each Seller Party, threatened condemnation proceedings, lawsuits, or administrative actions relating to such parcel, or other matters affecting adversely the current use, occupancy, or value thereof that would have, individually or in the aggregate, a Material Adverse Effect;

                  (iii) the legal description of such parcel set forth in the Disclosure Schedule under the caption referencing this Section 4.09(a)(iii) describes such parcel accurately; the buildings and improvements are located within the boundary lines of such parcel, are not as currently used in violation of applicable setback requirements, zoning laws, and ordinances (and, to the Knowledge of each Seller Party, none of such parcel or the buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land; such parcel does not serve any adjoining property for any purpose inconsistent with the current use of such parcel; and the buildings and improvements on such parcel are not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                  (iv) all facilities located on such parcel have received all material approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof as currently used and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

                  (v) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel;

                  (vi) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;

                  (vii) there are no parties (other than Seller and the Seller Entities) in possession of such parcel;

                  (viii) all facilities located on such parcel are supplied with utilities and other services necessary in all material respects for the operation of such facilities as currently used, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in all material respects in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel;

                  (ix) such parcel abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel, and access to such parcel is provided by paved public right-of-way with adequate curb cuts available;

                  (x) such parcel is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a part of such parcel;

                  (xi) the buildings, structures and improvements included within such parcel are structurally sound and in good repair in all material respects;

                  (xii) Seller has not received any notice from any Governmental Authority that such parcel is in violation of the provisions of any Legal Requirement, including, without limitation, any zoning, subdivision, environmental protection, building, fire or health laws, rules or regulations the violation of which would have, individually or in the aggregate, a Material Adverse Effect; and (xiii) to the extent such parcel is located in Minnesota, neither Parent nor Seller have any knowledge of any "wells" on such parcel within the meaning of Minn. Stat.ss. 1031.

         (b) The Real Property used by Seller or any Seller Entity under any leases, subleases, licenses or use or occupancy agreements set forth in the Disclosure Schedule under the caption referencing this Section 4.09(b) (the "Real Property Leases") constitutes all of the real property that Seller (in connection with the Business) or any Seller Entity leases or subleases (collectively, the "Leased Real Property"). The Disclosure Schedule under the caption referencing this Section 4.09(b) identifies the subject Leased Real Property. Seller has delivered to Buyer complete and accurate copies of each Real Property Lease, none of which have been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.09(b), with respect to each Real Property Lease (other than any real property lease that is a Seller Entity Asset as defined in Section 6.06):

                  (i) Seller or the Seller Entity is the owner or holder of the leasehold estate or interest in the Leased Real Property that is the subject of such Real Property Lease, free and clear of all Liens (other than Permitted Liens);

                  (ii) such Real Property Lease is legal, valid, binding, enforceable, and in full force and effect in all material respects, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors rights generally;

                  (iii) such Real Property Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors rights generally;

                  (iv) to the Knowledge of each Seller Party, no party to such Real Property Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder except for such breaches, defaults or events that would not have, individually or in the aggregate, a Material Adverse Effect;

                  (v) there are no disputes, oral agreements, or forbearance programs in effect as to such Real Property Lease except for such disputes, agreements and programs that would not, individually or in the aggregate, have a Material Adverse Effect;

                  (vi) if such Real Property Lease is a sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                  (vii) neither Seller nor any Seller Entity has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (viii) all facilities leased or subleased thereunder have received all material approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof as currently used and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

                  (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary in all material respects for the operation of such facilities as currently used;

                  (x) neither Seller nor any Seller Entity has received any notice from any Governmental Authority that such parcel is in violation of the provisions of any Legal Requirement, including, without limitation, any zoning, subordination, environmental protection, building, fire or health laws, rules or regulations the violation of which would have, individually or in the aggregate, a Material Adverse Effect.

4.10     Assets.

         (a) Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.10(a), Seller or the applicable Seller Entity has good, valid and marketable title to all of the material tangible Business Assets (other than the Real Property), free and clear of all Liens (other than Permitted Liens).

         (b) The Business Assets and the Seller Entity Assets (as defined in Section 6.06) comprise all assets required for the continued conduct of the Business as it is now being conducted by Seller and the Seller Entities. The Seller Entities do not own any capital stock, partnership interest, joint venture interest or any other security or ownership interest issued by any corporation, organization or entity. The Business Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business, other than the Division Excluded Assets (as defined in the Contribution Agreement) and any other assets excluded from the definition of Business Assets as expressly provided herein and inventory sold, cash disposed of, accounts receivable collected, prepaid expenses realized, contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business. Except for Division Excluded Assets, any other assets excluded from the definition of Business Assets as expressly provided herein or as otherwise set forth in the Disclosure Schedule under the caption referencing this Section 4.10(b), there are no assets or properties used in the operation of the Business and owned by any person or entity other than Seller or a Seller Entity that will not be leased or licensed to any Seller Entity immediately after the Closing under valid, current leases or license arrangements.

         (c) The Business Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use. All equipment, machinery, tools, dies, molds, computers, work stations, test equipment, vehicles, furniture, fixtures, furnishings, leaseholds improvements and other fixed assets are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the Knowledge of each Seller Party, there are no defects, facts or conditions affecting the Business Assets which could, individually or in the aggregate, interfere in any respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

4.11     Accounts Receivable.

         The Division Receivables (as defined in the Contribution Agreement) and the accounts and notes receivable of the Seller Entities (including, without limitation, the accounts receivable reflected on the Unaudited Business Financial Statements which have not been collected prior to the Closing) are valid receivables, are not subject to valid counterclaims or setoffs (except for immaterial counterclaims or setoffs arising in the ordinary course of business) and are collectible in accordance with their terms, except (a) as otherwise described in the Disclosure Schedule under the caption referencing this Section 4.11, and (b) to the extent of the bad debt reserve reflected on the Unaudited Business Financial Statements.

4.12     Inventory.

         The Division Inventory (as defined in the Contribution Agreement) and all inventories of supplies, raw materials, parts, finished goods, work-in-process, product prototypes and developments, product labels, packaging materials and office and other supplies of the Seller Entities (together with the Division Inventory, the "Inventory") are of good and usable quality and, except as set forth in the Disclosure Schedule under the caption referencing this Section 4.12, (a) are not obsolete or discontinued, (b) are of such quality as to meet in all material respects the quality control standards of Seller and the Seller Entities and all material Legal Requirements, (c) with respect to finished goods, are saleable as current inventories in all material respects in the ordinary course of business, (d) are recorded on the books of the Business at the lower of cost or market value determined in accordance with GAAP and (e) no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years. The Disclosure Schedule, under the caption referencing this
         Section 4.12, lists the locations and net book value as of September 30, 2001 of all Inventory.

4.13     Customers.

         (a)      The Disclosure Schedule under the caption referencing this
                  Section 4.13(a) sets forth:

                  (i) the names and addresses of all customers of the Business that ordered goods or services with an aggregate value for each such customer of $500,000 or more during the nine-month period ended September 30, 2001 (each, a "Significant Customer"), and

                  (ii) the amount for which each Significant Customer was invoiced during such period.

         (b) As of the date hereof, no Seller Party has received any notice or otherwise has any Knowledge that any Significant Customer:

                  (i) has ceased, or will cease, to use the products, goods or services of the Business except for any such cessations that would not have, individually or in the aggregate, a Material Adverse Effect, or

                  (ii) has substantially reduced or will substantially reduce its use of the products, goods or services of the Business.

         (c) To the Knowledge of each Seller Party, as of the date hereof, no Significant Customer has otherwise threatened to take any action described in Section 4.13(b) due to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

4.14     Suppliers; Raw Materials.

         (a)      The Disclosure Schedule under the caption referencing this
                  Section 4.14(a) sets forth:

                  (i) the names and addresses of all suppliers (including without limitation Seller and any of its affiliates) from which the Business ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $250,000 or more during the nine-month period ended September 30, 2001 (each a "Significant Supplier"), and

                  (ii) the amount for which each Significant Supplier invoiced the Business during such period.

         (b) With respect to each Business Contract with a Significant Supplier concerning the supply of raw materials, supplies, merchandise or other goods or services, no Seller Party has received any notice or has any Knowledge as of the date hereof of any pending or proposed material increase in the price or prices thereunder during the term thereof. No Seller Party has any Knowledge that as of the date hereof any Significant Supplier will not sell raw materials, supplies, merchandise and other goods or services to the Business at any time after the Closing on terms and conditions substantially the same as are in effect immediately prior to the Closing, subject to price increases in the ordinary course of business consistent with past practice.

(c) To the Knowledge of each Seller Party, as of the date hereof no Significant Supplier has otherwise threatened to take any action described in Sections 4.14(b) due to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

4.15     Tax Matters.

         (a)      Definitions.

                  (i) "Affiliated Group" means any affiliated group within the meaning of Code ss. 1504(a) or any similar group defined under a similar provision of any state, local or foreign law.

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

                  (ii) "Tax" means any federal, state, local or foreign tax, charge, fee, levy or other assessment of every kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profit, windfall profit, capital stock, environmental, license, withholding, payroll, employment, unemployment, social security, disability, excise, estimated, severance, stamp, registration, occupation, premium, personal or real property, alternative or add-on minimum, or other taxes, customs duties, fees, assessments, deposits or charges of any kind or nature, including, without limitation, all interest and penalties thereon and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.

                  (iii) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         (b) Each Seller Entity has timely filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by any Seller Entity (whether or not shown on any Tax Return) have been timely and properly paid. No Seller Entity is currently the beneficiary of any extension of time within which to file any Tax Return. No material claim has ever been made in writing or otherwise to the Knowledge of any Seller Party by an authority in a jurisdiction where any Seller Entity does not file Tax Returns that any Seller Entity is or may be subject to taxation by that jurisdiction which claim has not been resolved in full. There are no material Liens on any of the Business Assets that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens and any Lien being contested in good faith by appropriate proceedings.

         (c) Each Seller Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (d) No Governmental Authority has threatened in writing or otherwise to the Knowledge of any Seller Party an assessment of any additional material Taxes owed by any Seller Entity for any period for which Tax Returns have been filed. There is no dispute or claim concerning any material Tax liability of any Seller Entity either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any Seller Party has Knowledge. The Disclosure Schedule under the caption referencing this Section 4.15(d) lists all federal, state, local, and foreign income and franchise Tax Returns filed with respect to each Seller Entity and its business or property for the most recent taxable period ended on or before October 15, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Parent and Seller shall provide to Buyer within three weeks of the date of this Agreement, as an amendment to the Disclosure Schedule under the caption referencing this Section 4.15(d), a list of all federal, state, local and foreign excise, sales and use, real property and personal property Tax Returns filed with respect to each Seller Entity and its business or property for the most recent taxable period ended on or before October 15, 2001, and shall indicate thereon those Tax Returns that have been audited or are currently the subject of audit. Parent and Seller have delivered to Buyer correct and complete copies of all federal income Tax Returns for the preceding three taxable years. Parent and Seller shall deliver to Buyer, within three weeks of the date of this Agreement, correct and complete copies of all examination reports and statements of deficiencies relating to each Seller Entity for all open Tax periods.

         (e) Except as disclosed on the Disclosure Schedule under the caption referencing this Section 4.15(e), no Seller Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (f) No Seller Entity has filed a consent under Codess. 341(f) concerning collapsible corporations. No Seller Party has made any payments, is obligated to make any payments, or is a party to any agreement that would obligate it to make any payments that will not be deductible under Codess. 280G as a result of any of the transactions contemplated by this Agreement. Each of Seller and Parent is a U.S. person within the meaning of
                  Section 7701(a)(30) of the Code. Each Seller Entity has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Codess. 6662. No Seller Entity is a party to any Tax allocation or sharing agreement. Except as disclosed on the Disclosure Schedule under the caption referencing this Section 4.15(f), none of the Seller Entities has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Parent.

         (g) The unpaid Taxes of each Seller Entity did not, as of the date of the Unaudited Business Financial Statements, exceed the reserve for Tax Liability, if any, (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Business Financial Statements (rather than in any notes thereto).

         (h) To the Knowledge of each Seller Party, none of the Seller Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Codess. 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) "closing agreement" as described in Codess. 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

         (i) The Affiliated Group in which the Seller Entities are currently included has timely filed all material income Tax Returns that it was required to file for each taxable period during which any of the Seller Entities was a member of the group. All such Tax Returns were correct and complete in all material respects. All material income Taxes owed by the Affiliated Group in which the Seller Entities are currently included (whether or not shown on any Tax Return) have been timely and properly paid for each taxable period during which any of the Seller Entities was a member of the group.

         (j) No Governmental Authority has threatened in writing, or otherwise to the Knowledge of any Seller Party, an assessment of any additional material income Taxes against the Affiliated Group in which the Seller Entities are currently included for any taxable period during which any of the Seller Entities was a member of the group. There is no dispute or claim concerning any material income Tax liability of the Affiliated Group in which the Seller Entities are currently included for any taxable period during which any of the Seller Entities was a member of the group either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any Seller Party has Knowledge. Except as disclosed on the Disclosure Schedule under the caption referencing this Section 4.15(j), the Affiliated Group in which the Seller Entities are currently included has not waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to any income Tax assessment or deficiency for any taxable period during which any of the Seller Entities was a member of the group.

4.16     Contracts and Commitments.

         (a)      The Disclosure Schedule under the caption referencing this
                  Section 4.16 contains an accurate and complete list of:

                  (i) each Business Contract (as defined below) with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment, including, without limitation, any collective bargaining agreement;

                  (ii) each Business Contract relating to bonus, pension, profit sharing, retirement or other forms of deferred compensation plans, other than as described in the Disclosure Schedule under the caption referencing
                           Section 4.21 (or excluded by such Section from inclusion thereunder);

                  (iii) each Business Contract relating to hospitalization insurance or any other welfare benefit plan or practice, whether formal or informal, other than as described in the Disclosure Schedule under the caption referencing Section 4.21 (or excluded by such Section from inclusion thereunder);

                  (iv) each Business Contract relating to the employment of any officer or individual employee that provides for annual base salary payments in excess of $100,000 or relating to severance pay for any such person that has an aggregate potential future liability in excess of $100,000;

                  (v) each Business Contract that involves an obligation to maintain confidentiality;

                  (vi) each Business Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the Business Assets;

                  (vii) each Business Contract that involves a guaranty of any obligation for borrowed money or otherwise;

                  (viii) each Business Contract wherein Seller or any Seller Entity is a lessee of, or holds or operates any personal property, owned by any other party, for which the annual rental exceeds $100,000;

                  (ix) each Business Contract wherein Seller or any Seller Entity is a lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $100,000;

                  (x) each Business Contract with a Government Authority (each, a "Government Contract");

                  (xi) each Business Contract or group of related Business Contracts that involve the performance of services or the delivery of goods or materials by Seller or any Seller Entity having an amount or value in excess of $100,000;

                  (xii) each Business Contract or group of related Business Contracts that involve the provision of services or the delivery of goods or materials to Seller or any Seller Entity having an amount or value in excess of $100,000;

                  (xiii) each Business Contract relating to the distribution of goods or materials or to the payment of a commission or other form of remuneration in connection with the sale of goods or materials having an amount or value in excess of $100,000;

                  (xiv) each Business Contract or group of related Business Contracts (other than Business Contracts covered by the other subsections of this Section 4.16(a)) continuing over a period of more than six months from the date or dates thereof, not terminable by Seller or a Seller Entity on 30 days' or less notice without penalty and involving more than $100,000;

                  (xv) each Business Contract containing covenants that in any manner and to any extent purport to restrict the right of Seller or any Seller Entity to freely engage in business anywhere in the world;

                  (xvi) each Business Contract relating to the payment or receipt of royalties or other compensation by Seller or any Seller Entity in connection with the Intellectual Property Rights;

                  (xvii) each Business Contract relating to the sharing of profits, losses, costs or liabilities;

                  (xviii) each Business Contract relating to capital expenditures in excess of $100,000;

                  (xix) each Business Contract relating to the sale of any material capital asset;

                  (xx) each Business Contract between an Insider and Seller or any Seller Entity;

                  (xxi) each material Business Contract which is terminable by the other party thereto upon the failure of Seller or any Seller Entity to satisfy financial or performance criteria set forth therein; and

                  (xxii) any other Business Contract which is either material to the Business or was not entered into in the ordinary course of business.

                  For purposes of this Agreement, the term "Business Contract" means any contract, purchase order, agreement, commitment, promise, undertaking or understanding (other than the Real Property Leases) currently in effect, whether oral or written and whether express or implied, relating to the Business or the Business Assets and (x) under which Seller (with respect to the Business) or any Seller Entity has or may acquire any rights or benefits, (y) under which Seller (with respect to the Business) or any Seller Entity has or may become subject to any obligation or liability or (z) by which Seller or any Seller Entity, the Business Shares or any of the Business Assets are or may become affected or bound.

         (b) Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.16(b), with respect to each Business Contract:

                  (i) such Business Contract is in full force and effect and is valid and enforceable against each party thereto in accordance with its terms in all material respects, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity;

                  (ii) no Seller Party has any Knowledge that any such Business Contract will upon completion or performance thereof have a Material Adverse Effect;

                  (iii) Seller and the Seller Entities and, to the Knowledge of each Seller Party, all other parties thereto are and at all times have been in compliance with all applicable material terms and conditions of such Business Contracts;

                  (iv) to the Knowledge of each Seller Party, no event has occurred and no circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give any party to such Business Contract the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any such Business Contract except for any such event or circumstance that would not have, individually or in the aggregate, a Material Adverse Effect;

                  (v) no Seller Party has any Knowledge of any actual, alleged, threatened, possible or potential material violation or material breach of or material default under such Business Contract by any party thereto;

                  (vi) that grants a license of any material Intellectual Property Rights to any Seller Entity, such Business Contract will not be terminated and the rights granted under it will not be impaired by reason of Buyer's acquisition of the Business Shares and/or the resulting change of control.

         (c) In addition to the foregoing representations, with respect to each Government Contract:

                  (i) Seller and each of the Seller Entities, as applicable, have complied with all material Legal Requirements relating thereto, all representations and certifications executed with respect to such Government Contract were accurate and Seller and each Seller Entity, as applicable, have fully complied with all such representations and certifications, and no termination or default, cure notice or show cause notice with respect to such Government Contract has been issued.

                  (ii) Neither Seller nor any Seller Entity is, or during the last five years has been, under civil or criminal investigation, indictment or information by any Governmental Authority.

                  (iii) There is not pending, nor to the Knowledge of each Seller Party, during the last five years has there been, any investigation of Seller or any Seller Entity resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any such Government Contract.

                  (iv) There are (A) no outstanding or, to the Knowledge of each Seller Party, threatened claims against Seller or any Seller Entity by any Governmental Authority or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any such Government Contract; and (B) no disputes between Seller or any Seller Entity and any Governmental Authority under 41 U.S.C.ss. et seq. (also known as the Contract Disputes Act) or any other Legal Requirement, or between Seller or any Seller Entity and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract; and (C) no Seller Party has any Knowledge of any facts or circumstances that would or would reasonably be expected to form the basis of or result in a claim or dispute described in clauses (A) or (B) of this
                           Section 4.16(c)(iv).

                  (v) Neither Seller nor any Seller Entity is, nor during the last five years has been, suspended or debarred from doing business with any Governmental Authority nor, during such period, has Seller or any Seller Entity been the subject of a finding of non-responsibility or ineligibility by any Governmental Authority.

         (d) Prior to the date of this Agreement, Buyer has been supplied with a correct and complete copy of each written Business Contract, and a written description of each oral Business Contract (in each case, described in Sections 4.16(a)(i) to (xxii)), together with all amendments, waivers or other changes thereto.

4.17     Intellectual Property Rights.

         (a)      Definitions.

                  (i) "Copyrights" means all rights in original works of authorship used or held for use by any Seller Entity or that relate to or are used or held for use by Seller in connection with the Business as presently conducted or proposed to be conducted.

                  (ii) "Intellectual Property Rights" means all Copyrights, Know-How, Patent Rights, Trademarks, Trade Secrets, Owned Software, Licensed Software, Internet IP and all other similar rights used or held for use by any Seller Entity or that relate to or are used or held for use by Seller in connection with the Business as presently conducted or proposed to be conducted.

                  (iii) "Know-How" means all of the following to the extent they are used or held for use by any Seller Entity or they relate to or are used or held for use by Seller in connection with the Business as presently conducted or proposed to be conducted: (A) manufacturing processes, (B) quality assurance and process control information, (C) design documents,
                           (D) specifications and performance criteria, (E) operating instructions and maintenance manuals, (F) source and object code copies of the Owned Software (as defined below) in electronic and printed forms,
                           (G) computer software tools and related
                           documentation, including, without limitation, source and object code copies therefor in electronic and printed forms, (H) prototypes, models or samples and
                           (I) files relating to applications for Intellectual Property Rights.

                  (iv) "Licensed Software" means all software used or held for use by any Seller Entity or that relate to or are used or held for use by Seller under license (or for which Seller or any Seller Entity has a right to reproduce and distribute copies) in connection with the Business as presently conducted or presently proposed to be conducted.

                  (v) "Patents" means all rights provided by or relating to a United States or foreign patent, including, without limitation, reissues, reexaminations or extensions thereof, and any applications for the foregoing, including any divisions, continuations and continuations-in-part of any of the foregoing, filed by any Seller Entity or by Seller (in connection with the Business as presently conducted or proposed to be conducted) on or before the Closing Date or by Buyer after the Closing Date on patent disclosures of record contained in files of Seller or any Seller Entity on or before the Closing Date.

                  (vi) "Trade Secrets" means all confidential and proprietary information used or held for use by any Seller Entity or that relate to or are used or held for use by Seller in connection with the Business as presently conducted or proposed to be conducted and that (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, third parties who can obtain economic value from its disclosure or use and (B) is the subject of efforts by Seller or any Seller Entity that have been reasonable under the circumstances to maintain its secrecy.

                  (vii) "Trademarks" means all trade names, trademarks, service marks, logos, designs, trade dress and product configurations used or held for use by any Seller Entity or that relate to or are used or held for use by Seller in connection with the Business as presently conducted or proposed to be conducted, including, without limitation, all (A) goodwill and common law rights symbolized thereby or associated therewith, and (B) all registrations and recordings thereof and all applications in connection therewith pending thereon in any state and in any country.

                  (viii) "Owned Software" means all computer programs and software that any Seller Entity has developed or is developing or that Seller has developed or is developing in connection with or that Seller or any Seller Entity has acquired substantially all rights for use with the operation of the Business or the products sold by the Business as presently conducted or presently proposed to be conducted.

                  (ix) "Internet IP" means all internet web sites, internet domain names and commercial e-mail addresses used or held for use by any Seller Entity or relating to or used or held for use by Seller in connection with the Business as presently conducted or proposed to be conducted.

         (b) The Intellectual Property Rights, together with all intangible Seller Entity Assets (as defined in Section 6.06) and third party rights licensed to Seller or the Seller Entities under the license agreements set forth in the Disclosure Schedule under the caption referencing this Section 4.17(b), comprise all intellectual property rights relating to or used or held for use by Seller or any Seller Entity in connection with, and constitute all intellectual property rights necessary or desirable for the conduct of, the Business as presently conducted or proposed to be conducted.

         (c) Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.17(c), all former and current employees of Seller and each Seller Entity have executed written agreements that assign to Seller or a Seller Entity, as applicable, all rights to any material inventions, improvements, discoveries or information relating to the Business. No Seller Party has any Knowledge of any material breach or other material violation of such agreements (including, without limitation, any breach that materially lessens the value of the subject matter of the agreement) or any breach that is reasonably likely to become material within ninety (90) days after the Closing Date. Neither Seller nor any Seller Entity have disclosed or authorized the disclosure of any information considered material, proprietary and confidential to any person except in the ordinary course of business (subject to an obligation of confidentiality binding upon such person) or pursuant to an obligation of confidentiality binding upon such person. No Seller Party has any Knowledge of any material breach or other material violation of such obligations.

         (d)      The Disclosure Schedule under the caption referencing this
                  Section 4.17(d) sets forth a correct and complete list and summary description of all Patents. Except as expressly described therein, with respect to each Patent:

                  (i) Seller or a Seller Entity is the owner of all right, title and interest in and to such Patent, free and clear of all Liens, and has the right to use such Patent without payment to any third-party;

                  (ii) Such Patent is currently in compliance with all Legal Requirements (including, without limitation, the payment of filing, examination, annuity and maintenance fees or other fees, taxes or actions to continue protection and/or to keep rights in effect and proofs of working or use), other than noncompliance that does not materially lessen the value of such Patent and is not reasonably likely to have such effect within ninety (90) days after the Closing Date is valid and enforceable and is not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                  (iii) Such Patent is not and has not been the subject of any interference, reissue, reexamination or opposition Proceeding, and no Seller Party has any Knowledge of any potentially interfering patent or patent application.

                  (iv) No Seller Party has any Knowledge of any infringement upon such Patent or Knowledge of any challenge or threat to such Patent.

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

                  (v) All products made, used or sold under such Patent have been marked with the proper patent notice.

         (e)      The Disclosure Schedule under the caption referencing this
                  Section 4.17(e) sets forth a correct and complete list and summary description of all Trademarks. Except as expressly described therein, with respect to each Trademark:

                  (i) Seller or a Seller Entity is the owner of all right, title and interest in and to such Trademark, free and clear of all Liens, and has the right to use such Trademark without payment to any third-party.

                  (ii) Such Trademark has been registered with the United States Patent and Trademark Office, or for marks identified as existing outside the United States, with the corresponding foreign registration office, is currently in compliance with all Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications and all other fees, taxes and actions required to continue protection and/or to keep rights in effect and proofs of working or use), other than noncompliance that does not materially lessen the value of such Trademark and is not reasonably likely to have such effect within ninety
                           (90) days after the Closing Date. is valid and enforceable and is not subject to any maintenance fees or taxes or actions falling due within ninety
                           (90) days after the Closing Date.

                  (iii) Such Trademark is not and has not been the subject of any opposition, invalidation or cancellation Proceeding and no Seller Party has any Knowledge of any such threatened action with respect to such Trademark.

                  (iv) No Seller Party has any Knowledge of any potentially interfering trademark or trademark application.

                  (v) No Seller Party has any Knowledge of any infringement upon such Trademark or of any challenge or threat to such Trademark.

                  (vi) Such Trademark does not infringe and to the Knowledge of each Seller Party has not been alleged to have infringed upon any trade name, trademark or service mark of any third party.

                  (vii) All products and materials containing such Trademark bear the proper federal registration notice where permitted by law.

         (f)      The Disclosure Schedule under the caption referencing this
                  Section 4.17(f) sets forth a correct and complete list and summary description of all material Copyrights. Except as expressly described therein, with respect to each such
                  Copyright:

                  (i) Seller or a Seller Entity is the owner of all right, title and interest in and to such Copyright, free and clear of all Liens, and has the right to use such Copyright without payment to any third-party.

                  (ii) Such Copyright, if registered or applied for, is currently in compliance with all Legal Requirements, other than noncompliance that does not materially lessen the value of such Copyright and is not reasonably likely to have such effect within ninety
                           (90) days of the Closing Date, including, without limitation, the timely filing of renewal applications and all other fees, taxes and actions required to continue protection and/or to keep rights in effect and proofs of working or use is valid and enforceable and is not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                  (iii) No Seller Party has any Knowledge of any infringement upon such Copyright or of any challenge or threat to such Copyright.

                  (iv) The subject matter of such Copyright does not infringe and to the Knowledge of each Seller Party has not been alleged to infringe any copyright of any third party and is not a derivative work based upon the work of any third party.

                  (v) All works encompassed by such Copyright have been marked with the proper copyright notice.

         (g) Except as described on the Disclosure Schedule under the caption referencing this Section 4.17(g), with respect to each material Trade Secret:

                  (i) The documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain such Trade Secret and to allow its full and proper use in all material respects without reliance on the knowledge or memory of any individual.

                  (ii) All reasonable precautions have been taken to protect the secrecy, confidentiality and value of such Trade Secret and all other proprietary information that is material to the Business, including, without limitation, the implementation and enforcement of policies requiring each employee or independent contractor that has access to material Trade Secrets to execute proprietary information and confidentiality agreements substantially in Seller's standard form, and all such current and former employees and contractors of Seller and each Seller Entity have executed such an agreement. No Seller Party has any Knowledge of any material breach or other violation of such policies or agreements (including, without limitation, any breach or violation that materially lessens the value of such Trade Secret) or any breach that is reasonably likely to become material within ninety (90) days after the Closing Date.

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

                  (iii) Seller or a Seller Entity has good title to and an absolute right to use such Trade Secret and all other proprietary information that is material to the Business. Such Trade Secret and all other proprietary information that is material to the Business is not part of the public knowledge or literature and, to the Knowledge of each Seller Party, such Trade Secret and all other proprietary information that is material to the Business has not been used, divulged or appropriated either for the benefit of any third party or to the detriment of the owner thereof. Such Trade Secret and all other proprietary information that is material to the Business is not subject to any adverse claim, no Seller Party has any Knowledge of any challenge or threat to such Trade Secret and all other proprietary information that is material to the Business, and such Trade Secret and all other information that is material to the Business does not infringe upon any intellectual property right of any third party. The provisions of this representation regarding proprietary information, the confidentiality of which is material to the Business, apply and govern notwithstanding whether it is formally within the definition of Trade Secret.

         (h)      The Disclosure Schedule under the caption referencing this
                  Section 4.17(h) sets forth a correct and complete list and summary description of all material Internet IP Rights. Except as expressly described therein, with respect to each such Internet IP Right:

                  (i) Seller or a Seller Entity is the owner of all right, title and interest in and to such Internet IP Right in all material respects, free and clear of all Liens, and has the right to use such Internet IP Right without payment to any third-party.

                  (ii) Such Internet IP Right has been registered in the name of Seller or a Seller Entity and is incompliance with all material Legal Requirements and any material requirements imposed by private home registrars (including, without limitation, the timely filing of renewal applications and all other fees, taxes and actions required to continue protection and/or to keep rights in effect and proofs of working or use), other than noncompliance that does not materially lessen the value of such Internet IP Right and is not reasonably likely to have such effect within ninety
                           (90) days after the Closing Date.

                  (iii) Such Internet IP Right is not and has not been the subject of any dispute, opposition, invalidation or cancellation Proceeding and no Seller Party has any Knowledge of any such threatened action with respect to such Internet IP Right.

                  (iv) No Seller Party has any Knowledge of any pending domain name or other Internet IP Right application that may interfere with or infringe on such Internet IP Right.

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

                  (v) Such Internet IP Right does not infringe and has not been alleged to have infringed upon any trademark, copyright or Internet IP Right of any third party.

         (i) Neither Seller nor any Seller Entity have taken any action or failed to take any action that may have the effect of estopping or otherwise limiting Buyers right to enforce any Intellectual Property Rights against any third party.

         (j)      The Disclosure Schedule under the caption referencing this
                  Section 4.17(h) sets forth a correct and complete list and summary description of all Licensed Software other than off-the-shelf Licensed Software that is widely commercially available and is priced at less than $200 per user. The Licensed Software constitutes all of the software for which Seller or any Seller Entity has obtained, in connection with the Business, a license to use the intellectual property rights of third parties with respect to software in exchange for a royalty or other consideration. Except for the licenses for Licensed Software, there are no other agreements requiring Seller or any Seller Entity to make payments or provide any consideration for, or restricting their right to use, any intellectual property rights of third parties with respect to software, in each case, in connection with the Business as presently conducted or proposed to be conducted.

4.18     Litigation; Orders.

         (a) Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.18(a) (which also identifies the parties to and briefly describes the basis for each pending or threatened Proceeding),

                  (i) there is no pending or, to the Knowledge of each Seller Party, threatened Proceeding that relates to or that may affect in any manner the Business or the Business Assets; and

                  (ii) there is no pending or, to the Knowledge of each Seller Party, threatened Proceeding that challenges or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement or the Ancillary Agreements.

                  Buyer has been provided with correct and complete copies of all pleadings, correspondence and other documents and materials relating to each Proceeding described in the Disclosure Schedule under the caption referencing this Section 4.18(a), and no Proceeding listed or required to be listed therein could have a Material Adverse Effect. For purposes of this Agreement, the term "Proceeding" means any action, claim, arbitration, demand, proceeding, grievance, subpoena, inquiry, audit, hearing, investigation, litigation or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.

         (b) Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.18(b), no Order is in effect that relates to or that may affect in any material manner the Business or any of the Business Assets.

4.19     Products.

         Buyer has been furnished with correct and complete copies of the standard terms and conditions of sale for each of the products or services of the Business (containing applicable guaranty, warranty and indemnity provisions). Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.19: (a) no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, Seller or any Seller Entity in connection with the Business is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions; and (b) each product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, Seller or any Seller Entity in connection with the Business has been in conformity with all applicable contractual commitments and all express and implied warranties, except for guaranties, warranties, indemnities and nonconformities that would not have, individually or in the aggregate, a Material Adverse Effect.

4.20     Employees; Labor Matters.

         (a)      The Disclosure Schedule under the caption referencing this
                  Section 4.20(a), contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent retained by Seller in connection with the Business or by any Seller Entity, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; and current compensation paid or payable.

         (b) To the Knowledge of each Seller Party, neither Seller nor any Seller Entity has violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Legal Requirement.

         (c) Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.20(c), with respect to each officer, director, employee, agent, independent contractor or consultant previously or presently retained by Seller in connection with the Business or by any Seller Entity:

                  (i) no such person is bound by any contract, agreement, understanding or other arrangement that purports to limit his, her or its ability (A) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (B) to assign to Seller, any Seller Entity or to any other person any rights to any invention, improvement, or discovery;

                  (ii) Seller and each Seller Entity have complied in all material respects with all Legal Requirements relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes;

                  (iii) no Seller Party has any Knowledge of any pending material labor relations problem, and, to the Knowledge of each Seller Party, their labor relations are satisfactory;

                  (iv) there is no collective bargaining agreement to which Seller or any Seller Entity is a party, no collective bargaining agreement is currently being negotiated or proposed and, to the Knowledge of each Seller Party, no person is making any attempt or effort to form a labor union;

                  (v) there are no material workers' compensation claims pending against Seller or any Seller Entity and no Seller Party has any Knowledge of any facts that would give rise to such a claim; and

                  (vi) to the Knowledge of each Seller Party, Seller or a Seller Entity is the exclusive owner of all Intellectual Property Rights developed by such persons and no such person has any claim with respect to any Intellectual Property Rights.

4.21     Employee Benefit Plans.

         (a) Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.21(a),

                  (i) neither Seller nor any Seller Entity maintains or contributes to any nonqualified deferred compensation or retirement plan, contract or arrangement;

                  (ii) neither Seller nor any Seller Entity maintains or contributes to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Code ss. Section 414(i));

                  (iii) Seller does not maintain or contribute to any qualified defined benefit plans (as defined in ERISA ss. 3(35) or Code ss. 414(j)); and

                  (iv) neither Seller nor any Seller Entity maintains or contributes to any employee welfare benefit plans (as defined in ERISAss. 3(1)) (a "Welfare Plans");

                  in each case, that provides benefits to any present or former employee, director or consultant of any of the Seller Entities.

         (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans (as defined in ERISAss. 3(3)) which Seller or any Seller Entity does maintain or to which it does contribute, and in respect of which Buyer or any of its subsidiaries would reasonably be expected to have any liability or obligation after the Closing (collectively, the "Plans") comply in all material respects with the requirements of ERISA, the Code and any other applicable law, except for instances of non-compliance that would not have, individually or in the aggregate, a Material Adverse Effect. With respect to the Plans, (i) all required contributions which are due have been paid, (ii) there are no material actions, suits or claims pending, other than routine uncontested claims for benefits, and (iii) to the Knowledge of Seller or each Seller Entity, there have been no prohibited transactions (as defined in ERISAss. 406 or Codess. 4975) except for instances of non-compliance that would not have, individually or in the aggregate, a Material Adverse Effect.

         (c)      Seller has made available to Buyer true and complete copies of
                  (i) the most recent determination letter, if any, received by Seller or any Seller Entity from the Internal Revenue Service regarding the Plans and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (ii) the most recent financial statements and IRS Form 5500 for the Plans; and (iii) the most recently prepared actuarial valuation reports for the Plans, in each case to the extent applicable to the Plans.

         (d) For purposes of this Section 4.21(d), the term "Seller" refers to Seller, each Seller Entity and any corporation, trade, or business under common control with Seller or any Seller Entity within the meaning of Codess. 414(b) or (c). Seller does not contribute (and has not ever contributed) to any multi-employer plan, as defined in ERISAss. 3(37). Except as would not have, individually or in the aggregate, a Material Adverse Effect, no Seller Entity has any actual unsatisfied liabilities or is reasonably expected to incur any liabilities that would reasonably be expected to become a liability of Buyer or any of its subsidiaries (under Title IV of ERISA or otherwise) for any complete or partial withdrawal from a multi-employer plan.

         (e) Except as would not have, individually or in the aggregate, a Material Adverse Effect, neither Seller nor any Seller Entity has any actual unsatisfied liabilities, or is reasonably expected to incur any liabilities that would reasonably be expected to become a liability of Buyer or any of its subsidiaries, with respect to death or medical benefits after separation from employment, other than (i) death or medical benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth in the Disclosure Schedule under the caption referencing Section 4.21(a) and (ii) health care continuation benefits described in Codess. 4980B or required under applicable law or group life insurance continuation benefits required under applicable state law.

         (f) Neither Seller nor any Seller Entity has incurred any unsatisfied liability, or is reasonably expected to incur any liabilities that would reasonably be expected to become a liability of Buyer or any of its subsidiaries, for (i) any tax or civil penalty or any disqualification of any employee benefit plan (as defined in ERISA ss. 3(3)) or (ii) any unsatisfied liability imposed by Code ss.ss. 4980B and 4975 and Part 6 of Title I and ss. 502(i) of ERISA.

         (g) Federal Cartridge Company has no liability for post-retirement medical or life insurance benefits for former employees of the Business who terminated employment with Federal Cartridge Company (or its predecessor, Federal-Hoffman, Inc.) prior to Seller's acquisition of all of the outstanding stock of Federal-Hoffman, Inc.

4.22     Insurance.

         Seller and the Seller Entities maintain policies of fire and casualty, liability and other forms of insurance with respect to the Business and the Business Assets in such amounts, with such deductibles and against such risks and losses as are, in the judgment of Seller and the Seller Entities, reasonable for the Business and the Business Assets. The material insurance policies maintained by Seller and the Seller Entities with respect to the Business and the Business Assets are set forth in the Disclosure Schedule under the caption referencing this Section 4.22. All such policies are in full force and effect, no invoiced premiums are overdue for payment (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any periods ending prior to the Closing Date, all of which are to be paid by Seller), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

4.23     Affiliate Transactions.

         Except as described in the Disclosure Schedule under the caption referencing this Section 4.23, and other than pursuant to this Agreement, no officer, director or stockholder (beneficially owning at least 5% of the stock of such applicable entity) of any Seller Party or, to the Knowledge of each Seller Party, any member of the immediate family of any such officer, director, employee or stockholder, or, to the Knowledge of each Seller Party, any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with Seller or any Seller Entity (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business. No Insider of any Seller Party has any direct or indirect interest in any competitor, supplier or customer of Seller or any Seller Entity or in any person, firm or entity from whom or to whom Seller or any Seller Entity leases any property, or in any other person, firm or entity with whom Seller or any Seller Entity transacts business of any nature in any material manner. For purposes of this
         Section 4.23, the members of the immediate family of an officer, director or stockholder shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or stockholder.

4.24     Compliance with Laws; Permits.

         (a) Seller, each Seller Entity and their respective officers, directors, agents and employees have complied in all material respects with all applicable material Legal Requirements, including, without limitation, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to the manufacture, import or export of ammunition, optical products, firearms or any components of the foregoing; product labeling; consumer products safety; government procurement and contracting; the Foreign Corrupt Practices Act; equal employment opportunity; employee retirement; affirmative action and other hiring practices; occupational safety and health; workers' compensation; unemployment; and building and zoning codes, to which Seller (in connection with the Business) or any Seller Entity may be subject, and no claims have been filed against Seller or any Seller Entity alleging a violation of any such Legal Requirements. No Seller Party has any Knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other Legal Requirements affecting the Business or the Business Assets.

         (b) Seller and each Seller Entity have, in full force and effect, all licenses, permits, authorizations and certificates from each Governmental Authority (including, without limitation, federal, state and foreign agencies and other regulatory authorities regulating occupational health and safety government procurement or the import or export of materials and products related to the Business) necessary to conduct the Business and own and operate the Business Assets (other than Environmental Permits, as such term is defined in Section 4.25(a) hereof) (collectively, the "Permits"). A correct and complete list of the Permits is set forth in the Disclosure Schedule under the caption referencing this Section 4.24(b), together with a description of each Permit's relationship to the Business and any conditions or restrictions applicable to such Permit in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Seller and each Seller Entity have conducted the Business in compliance with all terms and conditions of the Permits in all material respects.

         (c) This Section 4.24 does not apply to Environmental, Intellectual Property Rights, Tax or employee benefits matters, each of which are the subject of other Sections of this Article IV.

4.25     Environmental Matters.

         (a) As used in this Section 4.25, the following terms shall have the following meanings:

                  (i) "Hazardous Materials" means (A) any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or regulated or governed by any current Environmental Law, including without limitation any pollutant, contaminant, chemical, waste, material or substance that could reasonably be expected to subject Seller or any Seller Entity to any imposition of costs or liability under any current Environmental Law, and (B) urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.

                  (ii) "Environment" means soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, impoundments, drainage basins and wetlands), ground waters, drinking water supplies, wells, stream sediments, ambient air, indoor air, and natural resources.

                  (iii) "Environmental Law" means any Legal Requirement or Order relating to pollution, contamination or protection of the Environment, including, without limitation, the following statutes and all rules and regulations relating thereto, all as amended from time to time: the Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq. and similar state laws.

                  (iv) "Environmental Permit" means any permit, license, certificate of compliance, approval or other authorization required under applicable Environmental Laws to conduct the Business and own or operate the Business Assets, including, without limitation the Real Property and the Leased Real Property.

                  (v) "Offsite Release" means any Release of Hazardous Materials at or under any properties, except for such Releases at or under the Real Property, the Leased Real Property or any other property owned or operated at any time by Seller or any Seller Entity.

                  (vi) "Release" means any spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release, whether intentional or unintentional, of any Hazardous Material into the Environment, including, without limitation, the abandonment or discarding of barrels, containers and other closed or partially closed receptacles containing any Hazardous Materials.

         (b) Seller (in connection with the Business and the Business Assets) and each Seller Entity is now, and at all times during the preceding two (2) years has been, in compliance with all applicable Environmental Laws, except for individual matters of non-compliance which could not reasonably be expected to result in costs or expenses in excess of $50,000.

         (c) Seller (with respect to the Business and the Business Assets) and each Seller Entity possesses, and maintains in full force and effect, all Environmental Permits. The Disclosure Schedule under the caption referencing this Section 4.25(c) and except as set forth therein, lists each Environmental Permit. Seller and each Seller Entity have conducted the Business and the Business Assets in compliance with all terms and conditions of the Environmental Permits during the preceding two (2) years, except for individual matters of non-compliance which could not reasonably be expected to result in costs or expenses in excess of $50,000. Seller and each Seller Entity have filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws with respect to the Business or the Business Assets during the preceding two
                  (2) years, except for any requirements to file any individual reports or notifications, the non-compliance with which could not reasonably be expected to result in costs or expenses in excess of $50,000.

         (d) Except in compliance with Environmental Laws (i) there have been no material Releases of Hazardous Materials (x) on or under any part of the Real Property or the Leased Real Property or any improvements thereon, or (y) caused by Seller or any Seller Entity on or under any property formerly owned or operated by Seller or any Seller Entity, (ii) no asbestos, urea-formaldehyde, polychlorinated biphenyls (PCBs) or pesticides are located on or under the Real Property or the Leased Real Property or any improvements thereon, and (iii) no aboveground or underground storage tanks are located on or under the Real Property or the Leased Real Property or any improvements thereon, or, to the Knowledge of each Seller Party have been located on or under the Real Property or the Leased Real Property or any improvements thereon and then subsequently been removed or filled. If any such storage tanks exist on or under the Real Property, the Leased Real Property or any improvements thereon, such storage tanks have been duly registered with all appropriate Governmental Authorities and are otherwise in compliance with all applicable Environmental Laws, except for individual matters of non-compliance which could not reasonably be expected to result in costs or expenses in excess of $50,000.

         (e) Neither Seller nor any Seller Entity, nor the Real Property or the Leased Real Property, are or have been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites or similar state lists. Seller has not received any written notice during the past three (3) years alleging that Seller or any Seller Entity is liable for any investigation, clean-up or other remedial costs with respect to any Offsite Release.

         (f) Seller and each Seller Entity have disclosed and delivered to Buyer all (i) environmental site assessments, (ii) internal compliance audit reports generated in the past three (3) years, and (iii) environmental baseline studies, which assessments, reports or studies are in the care, custody and control of Seller or a Seller Entity with respect to the Business and the Business Assets, including the Real Property and the Leased Real Property.

         (g) No Lien has been attached or filed against Seller or any Seller Entity (with respect to the Business or the Business Assets) or the Business Assets (including the Real Property and the Leased Real Property) in favor of any Governmental Authority or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law or (ii) any Release of Hazardous Materials.

4.26     Books and Records.

         The books of account and other financial records of each Seller Entity, and of Seller to the extent they relate to the Business or the Business Assets are complete and correct in all material respects. The minute books of each Seller Entity, and of Seller to the extent they relate to the Business or the Business Assets contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller and each Seller Entity, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

4.27     Securities Law Matters.

         (a) Seller is an "accredited investor" as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities such as the Buyer Shares. Seller has requested, received, reviewed and considered all information that it deems relevant in making an informed decision whether to accept the Buyer Shares as consideration for the Business Shares.

         (b) Seller will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Buyer Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder.

4.28     Brokerage.

         No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any Seller Entity other than the fees and expenses of Lehman Brothers, Inc., which will be the sole responsibility of Parent and Seller.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         Buyer hereby represents and warrants to Seller that:

5.01     Incorporation and Corporate Power.

         Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and perform its obligations hereunder and thereunder. Buyer's certificate of incorporation and bylaws, to which Seller has had access, reflect all amendments thereto and are correct and complete as of the date hereof.

5.02     Execution, Delivery; Valid and Binding Agreement.

         Buyer's execution, delivery and performance of this Agreement and the Ancillary Agreements and Buyer's consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements. Buyer has duly executed and delivered this Agreement and the Registration Rights Agreement to Seller and Parent, and at the Closing Buyer will duly execute and deliver the other Ancillary Agreements to Seller and Parent, as applicable. This Agreement and the Ancillary Agreements constitute or will constitute, as applicable, the valid and binding obligations of Buyer, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

5.03     Governmental Authorities; Consents.

         Except for the applicable requirements of the HSR Act, Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with its execution or delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. Except as set forth in
         Schedule 5.03 (collectively, the "Required Buyer Consents"), Buyer is not required to obtain any Consents of any Governmental Authority or any other party or person in connection with its execution, delivery and performance of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

5.04     Noncontravention.

         Except as set forth in Schedule 5.04, neither Buyer's execution, delivery and performance of this Agreement or any Ancillary Agreement nor Buyer's consummation of any of the transactions contemplated hereby or thereby will conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any Lien, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority, under (a) any provisions of its certificate or articles of incorporation or bylaws or other organizational documents, (b) any indenture, mortgage, lease, loan agreement or other material agreement or instrument by which it is bound or affected or (c) any material Legal Requirement, other than any such notices, filings, submissions, consents, authorizations or approvals required under the HSR Act.

5.05     Brokerage.

         No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

5.06     Capitalization.

         As of September 30, 2001, Buyer's authorized capital stock consists solely of 60,000,000 shares of common stock, $.01 par value per share, of which 21,534,892 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding as of the date hereof. At the Closing, the Buyer Shares shall have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

5.07     SEC Filings.

         Prior to the date of this Agreement, Seller has been provided with or had access to correct and complete copies of:

         (a) all Annual Reports on Form 10-K filed by Buyer with the Securities and Exchange Commission (the "SEC") for the year ended March 30, 2000;

         (b) all Quarterly Reports on Form 10-Q filed by Buyer with the SEC for each of the quarters ended June 30 and September 30, 2001;

         (c) each definitive proxy statement filed by Buyer with the SEC since December 31, 2000;

         (d) each final prospectus filed by Buyer with the SEC since December 31, 2000, except any final prospectus on Form S-8; and

         (e) all Current Reports on Form 8-K filed by Buyer with the SEC since December 31, 2000.

         As of their respective dates, such reports, proxy statements and prospectuses (i) complied as to form in all material respects with all applicable Legal Requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2000, Buyer has timely filed all reports, registration statements and other filings that it was required to file with the SEC under applicable Legal Requirements.

5.08     Absence of Certain Developments.

         Except as set forth in Schedule 5.08, and except for the negotiation of the transactions contemplated by this Agreement, since September 30, 2001, Buyer has conducted its business only in the ordinary course of business consistent with past practice.

                                   ARTICLE VI
                              PRE-CLOSING COVENANTS
                              ---------------------

6.01     Conduct of the Business.

         In connection with the Business Assets or the Business, Seller and each Seller Entity shall observe each term set forth in this Section 6.01 and agree that, from the date hereof until the Closing, except (i) as set forth in the Disclosure Schedule under the caption referencing the specific subsections of this Section 6.01 or (ii) as expressly provided in this Agreement or unless Buyer otherwise consents in writing (which consent Buyer may not unreasonably withhold):

         (a) The Business shall be conducted only in, and neither Seller nor any Seller Entity shall take any action except in, the ordinary course of business consistent with past practice, on an arm's-length basis and in accordance with all material Legal Requirements.

         (b) Neither Seller nor any Seller Entity shall, directly or indirectly, do or permit to occur any of the following: (i) sell, pledge, dispose of or encumber any of the Business Assets, except in the ordinary course of business consistent with past practice, or the Business Shares; (ii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities; (iv) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days, except in the ordinary course of business consistent with past practice; (v) accelerate, beyond the normal collection cycle, collection of accounts receivable, except in the ordinary course of business consistent with past practice; or (vi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.01(b).

         (c) Neither Seller nor any Seller Entity shall, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers, directors or consultants of the Business; or
                  (ii) in the case of employees, officers or consultants who earn in excess of $100,000 per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof, except, in each of clauses (i) and (ii), (A) as required pursuant to any written contract or agreement in effect immediately prior to the date hereof, (B) in the ordinary course of business consistent with past practice (including in connection with promotions) and (C) for any actions or increases for which Seller shall be solely obligated.

         (d) Except as required to comply with ERISA or to maintain qualification under Code ss. 401(a), neither Seller nor any Seller Entity shall adopt or amend any Plan without Buyer's express written consent. Except as required under each Plan, neither Seller nor any Seller Entity shall make any contributions to or with respect to any Plan without Buyer's express written consent.

         (e) Neither Seller nor any Seller Entity shall cancel or terminate any current insurance policy covering the Business Assets or the Business, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, a replacement policy providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policy for substantially similar premiums are in full force and effect.

         (f) Seller and each Seller Entity shall use their reasonable best efforts to preserve intact the organization and goodwill of the Business, keep available the services of their respective officers, employees and consultants as a group and maintain satisfactory relationships with suppliers, distributors, sales representatives, Governmental Authorities, customers, landlords, creditors and others having business relationships with the Business.

         (g) Neither Seller nor any Seller Entity shall authorize, declare, make or pay any dividend or distribution of any kind or nature, except in the ordinary course of business consistent with past practice and to the extent used to pay amounts due in respect of Parent's or Seller's indebtedness.

         (h) Neither Seller nor any Seller Entity shall permit the levels of raw materials, supplies, products or other items included in the Inventories to vary materially from the levels maintained in the ordinary course of business consistent with past practice.

         (i) Seller and each Seller Entity shall confer with Buyer prior to implementing material operational decisions and shall otherwise report to Buyer concerning the status and operations of the Business as and to the extent reasonably requested by Buyer.

         (j) Seller and each Seller Entity shall notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the Business Assets and of any Proceedings initiated or threatened by any Governmental Authority or third party.

         (k) Seller and each Seller Entity shall (i) file any Tax Returns with respect to any liabilities for Taxes of Seller or any Seller Entity or other matters relating to Taxes of Seller or any Seller Entity which affect the Business Assets or the Business and pursuant to applicable law must be filed prior to the Closing Date; (ii) provide copies of the portion of any such Tax Returns relating to any Seller Entity to Buyer for Buyer's review and comment no later than 15 days prior to the due date for filing such Tax Returns, and promptly upon filing provide Buyer with correct and complete copies thereof; (iii) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting any Seller

                  Entity only upon prior consultation with and the consent of Buyer; and (iv) not amend any Tax Return affecting any Seller Entity without prior consultation with Buyer. Buyer shall prepare or cause to be prepared and file any Tax Return of the Seller Entities required to be filed after the Closing Date.

         (l) Neither Seller, any Seller Entity nor any of their respective affiliates shall make any election with respect to Taxes, change an annual accounting period, adopt or change any accounting method or file any amended return, report or form, if such election, adoption, change or filing would have the effect of increasing the Tax liability of the Buyer with respect to any period ending after the Closing Date.

         (m) Seller shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of
                  Section 4.08.

6.02     Access to Books, Records, Etc..

         Seller and each Seller Entity shall afford to Buyer and its authorized representatives ("Buyer's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Business, and the work papers of PricewaterhouseCoopers, the independent accountants of Seller and each Seller Entity, relating to work they have performed for Seller (insofar as the work relates to the Business or the Business Assets) for each of the fiscal years ended December 31, 2000 and 1999, and otherwise provide such assistance as Buyer may reasonably request in order that Buyer may have a full opportunity to make such investigation and evaluation as it may reasonably desire to make of the Business and the Business Assets. In addition, Seller, each Seller Entity and their respective officers shall cooperate reasonably (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Business, as Buyer deems reasonably necessary; provided that Buyer agrees not to initiate such contacts without the prior approval of Seller or the relevant Seller Entity, which approval will not be unreasonably withheld.

6.03     Satisfaction of Conditions.

         Buyer, Seller and each Seller Entity shall each use their respective reasonable best efforts to cause the conditions set forth in Article IX to be satisfied and to consummate the transactions contemplated herein as soon as reasonably practicable after the satisfaction thereof.

6.04     Nonsolicitation.

         Neither Seller nor any Seller Entity shall directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition, purchase or other disposition of all or any portion of the Business or the Business Assets or any equity interest in any of the Seller Entities, or other similar transaction or business combination involving Seller or any Seller Entity with respect to the Business, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Seller shall promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request.

6.05     Consents and Approvals.

         Parent, Seller and each Seller Entity shall use their respective reasonable best efforts to obtain all consents and approvals of Governmental Authorities or other third parties required for them consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the Required Seller Consents, and will cooperate with Buyer to obtain all Required Buyer Consents. Buyer shall use its reasonable best efforts to obtain all consents and approvals of Governmental Authorities or other third parties required for it to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the Required Buyer Consents, and will cooperate with Parent, Seller and each Seller Entity to obtain all Required Seller Consents.

6.06     Intercompany Transfer and Assumption.

         On or prior to the Closing, the Seller and the Seller Entities shall enter into an assignment and assumption agreement substantially in the form attached as Exhibit E (the "Intercompany Agreement") pursuant to which the Seller Entities will transfer to the Seller the Seller Entity Assets (as defined in the Intercompany Agreement) and the Seller shall assume all of the Seller Entity Assumed Liabilities (as defined in the Intercompany Agreement). For purposes of this Agreement, the Seller Entity Assets shall not be deemed to be Business Assets.

6.07     Removal of Certain Materials.

         Seller shall use its reasonable best efforts to remove and dispose of, in accordance with all applicable Environmental Laws and prior to the Closing Date, all material quantities of lead shot, shot shells and paint sludge (to the extent that such items constitute waste materials) located on, under or about the Real Property, the Leased Real Property or any improvements thereon in Richmond, Indiana, and Willis, Texas. To the extent that Seller is unable to complete such removal and disposal prior to the Closing Date, it shall complete such action promptly following the Closing Date. All such removal and disposal shall be conducted at Seller's sole cost and expense.

                                  ARTICLE VII
                             POST-CLOSING COVENANTS
                             ----------------------

7.01     Cooperation on Tax Matters. The following provisions of this Section
         7.01 shall apply notwithstanding any other provision of this Agreement.

         (a) Seller shall prepare and file (or cause to be prepared and filed) all consolidated income, franchise, and payroll Tax Returns with respect to each of the Seller Entities for all periods ending on or prior to the Closing Date which are filed after the Closing Date and shall timely pay all Taxes shown as due on such Tax Returns. Seller shall permit Buyer to review and comment on the portions of each such Tax Return described in the preceding sentence relating to any Seller Entity prior to filing. Buyer shall prepare and file (or cause to be prepared and filed) all other Tax Returns with respect to each of the Seller Entities for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing, and will not file such Tax Return without the consent of Seller, which consent shall not be unreasonably withheld.

         (b) Buyer shall prepare or cause to be prepared and file or cause to be filed any and all Tax Returns for the Seller Entities for all periods beginning before the Closing Date and ending after the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), Buyer shall prepare or cause to be prepared and file or cause to be filed any such Tax Returns as required by applicable law and in a manner consistent with past practices employed by Seller with respect to such Tax Returns. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Unaudited Business Financial Statements. In order to apportion appropriately any Taxes relating to any taxable year or period that includes the Closing Date, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Taxing authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the relevant Seller Entity. In any case where applicable law does not permit the parties to treat the Closing Date as the last day of the taxable year or period, any portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                  (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year or period ended on the Closing Date;

                  (ii)     in the case of Taxes not described in subparagraph
                           (i) above that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediate preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period; and

                  (iii) for purposes of determining such Taxes, exemptions, relief, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned in the manner specified in subparagraph (i) above. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Seller Entities.

         (c) Parent and Seller, on the one hand, and Buyer, on the other hand, shall promptly notify the other parties upon receipt of any notice of any Tax audit, assessment, claim or investigation (a "Tax Claim") that involves the Tax liability of any of the Seller Entities. The failure promptly to give such notice shall not affect any Indemnified Party's ability to seek indemnification hereunder unless such failure has materially and adversely affected the right of the Indemnifying Party to participate in and contest the Tax Claim. With respect to any Tax Claim relating to Taxes with respect solely to a pre-Closing tax period, Parent and Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim, provided that Parent and Seller will allow each Seller Entity and its counsel to participate at its own expense in any audits or administrative or court proceeding of Parent consolidated federal income Tax Returns to the extent that such returns relate to such Seller Entity.

         (d) Buyer and each Seller Party shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns filed after the Closing Date and any audit, litigation, or other proceeding with respect to Taxes; provided, however, that Buyer shall have final authority with respect to any such proceeding other than those described in Section 7.01(c). Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Notwithstanding the foregoing, with respect to any audit, litigation, or other proceeding relating to a Straddle Period, Buyer shall not enter into any compromise or agree to settle any claim pursuant to such proceeding without the written consent of Seller, which consent shall not be unreasonably withheld. Parent, Seller and each Seller Entity agree (i) to retain all books and records with respect to Tax matters pertinent to each Seller Entity relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, Parent or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, the Seller Entities or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

         (e) Buyer, Seller and Parent further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (f) All Tax sharing agreements or similar agreements with respect to or involving any of the Seller Entities shall be terminated as of the Closing Date and, after the Closing Date, none of the Seller Entities shall be bound thereby or have any liability thereunder.

         (g) At Buyer's option, Parent and Seller shall join with Buyer in making joint elections under Code ss. 338(h)(10) (and under any similar provision of any state, local law and foreign law) (collectively, the "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of each of the Seller Entities. Parent, Seller and Buyer shall cooperate in good faith in drafting and making final the Section 338 Forms. Parent and Seller will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify the Buyer and the Seller Entities against any costs or expenses arising out of failure to pay such Tax. Buyer, Parent and Seller shall agree upon the allocation of the "Aggregate Deemed Sales Price" (as defined under applicable Treasury Regulations) among the assets of the Seller Entities. Buyer, Parent and Seller shall use their respective best efforts to agree upon such allocation no later than 180 days after the Closing Date. None of Buyer, Parent or Seller (or any of their respective affiliates) shall take any position on any Tax Return or with any taxing authority that is inconsistent with the allocation agreed upon by Buyer, Parent and Seller. Buyer shall prepare for filing all of the tax returns, information returns and statements that may be required pursuant to Codess. 338(h)(10) (other than those specified in Section 7.01(a)). Parent and Seller shall provide information that may be required by the Buyer for the purpose of preparing such returns, shall execute and file such returns as reasonably requested by Buyer and shall file all other returns and tax information on a basis that is consistent with the 338(h)(10) Election and such returns.

         (h) The amount or economic benefit of any refunds, credits or offsets of Taxes of any Seller Entity for any pre-Closing tax period shall be for the account of Parent or Seller, as the case may be. The amount or economic benefit of any refunds, credits or offsets of Taxes of any Seller Entity for any taxable period beginning after the Closing Date shall be for the account of Buyer. The amount or economic benefit of any refunds, credit or offset of Taxes of any Seller Entity for any taxable period that begins before and ends after the Closing Date shall be equitably apportioned between Seller and Buyer. Each party shall forward, and shall cause its affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax pursuant to this Section 7.01(h) the amount of such refund or economic benefit within 10 days after such refund is received or such credit or offset is allowed or applied against another Tax liability, as the case may be.

         (i) The parties to this Agreement intend that the purchase and sale of the capital stock of the Seller Entities as set forth in this Agreement shall not qualify for treatment as a tax-free reorganization within the meaning of Section 368(a)(1) of the Code.

7.02     Transfer and Sales Taxes.

         Seller and Buyer shall share equally all applicable documentary, sales, use, stamp, registration and such other Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) ("Transfer Taxes") incurred in connection with consummation of the transaction contemplated by this Agreement. For the avoidance of doubt, Transfer Taxes shall not include any income Taxes incurred as a result of the Section 338(h)(10) Election contemplated by
         Section 7.01(g) of this Agreement. For purposes of this Section 7.02, Transfer Taxes shall include any such Taxes incurred by Seller upon its contribution of the Division Assets to Newco. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges, and, if required by applicable law, Buyer will join in the execution of any such Tax Returns and other documentation.

7.03     Further Assurances.

         (a) If at any time after the Closing any further action by Parent, Seller or any Seller Entity is necessary to carry out the purposes of this Agreement, each such party will take such further action (including the execution and delivery of such further instruments and documents) as Buyer may reasonably request, at the sole cost and expense of the requesting party. Seller agrees to cooperate with and to assist Buyer in recovering on behalf of Buyer the proceeds under any insurance policies of Seller under which Seller Entities are insured.

         (b) If at any time after the Closing any further action by Buyer or Acquisition Sub is necessary to carry out the purposes of this Agreement, Buyer or Acquisition Sub will take such further action (including the execution and delivery of such further instruments and documents) as Parent, Seller or any Seller Entity may reasonably request, at the sole cost and expense of the requesting party.

7.04     Cooperation with Proceedings.

         (a) In the event and for so long as Buyer or Acquisition Sub is contesting or defending against any Proceedings in connection with (i) any transaction contemplated by this Agreement or the Ancillary Agreements or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence,

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

                  event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Seller or the Seller Entities, Parent, Seller and each Seller Entity will cooperate with Buyer and Acquisition Sub and their counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at Buyer's sole cost and expense (unless Buyer is entitled to indemnification therefor under Article XI below).

         (b) In the event and for so long as Parent, Seller or any Seller Entity is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Parent, Seller or the Seller Entities, Buyer will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article XI below).

7.05     Novation.

         Buyer, Parent, Seller and each Seller Entity shall cooperate with each other and use their reasonable best efforts to obtain any necessary novation agreements of (a) any Government Contracts between Seller or any Seller Entity and a Governmental Authority which require novation under any Legal Requirements, (b) all Government Contracts which have not been novated to Seller or a Seller Entity but which are being performed by the Business and have been or will be assigned to a Seller Entity pursuant to the Contribution Agreement and (c) any other contracts requiring novation. With respect to Government Contracts which have not been novated to Seller or a Seller Entity and which require novation, Parent, Seller and each Seller Entity shall obtain, or shall seek permission for Buyer to obtain, such records and documentation as may be necessary, in Buyer's reasonable judgment, to perform through its direct or indirect wholly-owned subsidiaries under such Government Contracts.

7.06     Confidentiality.

         Buyer acknowledges that all information provided to any of it and its affiliates, agents and representatives by Seller, the Seller Entities or any of their affiliates, predecessors, agents and representatives is subject to the terms of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference. Buyer acknowledges that any and all information provided or made available to it and its affiliates, agents and representatives by or on behalf of Seller concerning Seller, the Seller Entities and their affiliates (other than information to the extent that such information relates to the Business, the Business Assets and the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

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

7.07     Cooperation on Assertion of Attorney-Client Privilege.

         Parent and Seller agree to cooperate and use commercially reasonable efforts to preserve and, at Buyer's reasonable request, assert attorney-client privilege in connection with any Proceeding by a third-party or a Governmental Authority against Buyer or Buyer and Seller with respect to the Business or the Business Assets; provided, however, that nothing in this Section 7.07 shall constitute or be construed as a waiver of any right to assert attorney-client privilege in connection with any Proceeding in which Buyer, on the one hand, and Parent and/or Seller, on the other hand, are or in Seller's judgment may reasonably be expected to be adverse parties. The parties shall also enter into an appropriate joint defense agreement to accommodate matters addressed in this Section 7.07.

7.08     Cooperation in Maintenance of Intellectual Property Rights.

         (a) Seller, at Buyer's sole cost and expense, agrees that in the event any Intellectual Property Rights of any Seller Entity require fees or taxes or actions falling due within 90 days after the Closing Date, Seller or its representatives will pay or take such action as may be reasonably required within the required deadline and promptly advise Buyer that it has done so, providing a copy of applicable documents or receipts.

         (b) Seller, at Buyer's sole cost and expense, further agrees to provide docket listings, due date listings, copies of pending matters and otherwise to take all actions reasonably required to provide an orderly transition to Buyer's control of and maintenance of all files relating to all Intellectual Property Rights.

7.09     Letters of Credit and Guarantees.

         Buyer shall, effective as of the Closing, cause the letters of credit, guarantees and other credit enhancements (other than the Letter of Credit) given by Seller and its affiliates (other than the Seller Entities) and set forth on Schedule 7.09, to the extent they relate to the Business or the Business Assets, to be replaced by letters of credit, guarantees or other credit enhancements of Buyer and its affiliates so that Seller and its affiliates (other than the Seller Entities) shall have no further obligation or liability thereunder.

                                  ARTICLE VIII
                                OTHER AGREEMENTS
                                ----------------

8.01     Antitrust Law Compliance.

         As promptly as practicable after the date hereof, but in no event later than November 9, 2001, Buyer and Seller shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act and any rules and regulations promulgated thereunder, with respect to the transactions contemplated by this Agreement; provided, however, that neither party shall make any such filing without providing to the other party a final copy of such for review and consent for a reasonable period of time in advance of the proposed filing. Buyer and Seller each warrant that their respective filings will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act and any such rules and regulations. Buyer and Seller each agree to make available to the other such information as the other party may reasonably request relative to its business, assets and property (including, in the case of Seller, the Business) as may be required to file any additional information requested by such agencies under the HSR Act and any such rules and regulations. Any filing fees payable under the HSR Act in connection with the notifications described in this Section 8.01 shall be paid by Buyer.

8.02     Employment and Employee Benefit Matters.

         (a) Employment. Prior to the Closing, Seller shall transfer all of its employees who are actively employed (including any employees on approved leave but excluding employees on long-term disability) in the Division (collectively, the "Blount Transferred Employees") to one or more Seller Entities. For purposes of this Agreement, each employee of a Seller Entity other than a Blount Transferred Employee is referred to as a "Seller Entity Employee." Buyer has provided to Seller a list of those employees (including any Blount Transferred Employees) of Seller or any Seller Entity that Buyer will not retain as employees of Acquisition Sub or any Seller Entity immediately following the Closing (the "Terminated Employees"). On or prior to the Closing, Seller and the Seller Entities shall take all necessary action to (i) terminate the employment by the Seller Entities of each Terminated Employee and (ii) terminate each contract relating to the employment or severance of any Blount Transferred Employee or Seller Entity Employee, or the retention or severance of any person who serves as a consultant to Seller (in connection with the Business) or any Seller Entity (collectively, the "Business Employment Contracts"). For purposes of this Agreement, each Seller Entity Employee and Blount Transferred Employee who is an employee of a Seller Entity at the Closing, other than any Terminated Employee, shall be referred to as an "Affected Employee." Buyer agrees to provide each Affected Employee with salary, bonus and benefit opportunities that are commercially reasonable. On and after the Closing Date, Buyer shall give the Affected Employees full credit for purposes of eligibility to participate and vesting under any employee benefit plans or arrangements maintained by Buyer and its subsidiaries, for the Affected Employees' service with Seller and its subsidiaries to the same extent recognized by Seller and its subsidiaries immediately prior to the Closing Date. Nothing in this Section
                  8.02 or elsewhere in this Agreement or the Ancillary Agreements shall be construed to create any rights or claims for benefits by any Affected Employees or any other employee of the Business. Nothing in this Section 8.02 or elsewhere in this Agreement or the Ancillary Agreements shall constitute an agreement or guaranty that any employee or consultant of the Business shall be entitled to remain for any specified period in the employment of any Seller Entity or any affiliate of Buyer.

         (b) Severance and Separation Benefits. Seller and Buyer intend that the transactions contemplated by this Agreement shall not constitute a severance of employment of any Affected Employee prior to or upon the consummation of the transactions contemplated by this Agreement, and that the Affected Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing. Seller shall be liable for all liabilities, responsibilities, and obligations for any compensation, benefits, severance payments, or other separation payments of any kind or nature
                  (i) to which any Terminated Employee or former employee of the Business may be or become entitled or claim to be entitled as a result of such employee's or former employee's termination of employment in connection with or prior to the Closing, (ii) to which any Affected Employee or former employee of the Business may be or become entitled or claim to be entitled pursuant to or in connection with the termination of the Business Employment Contracts or (iii) to which any Affected Employee or former employee of the Business may be or become entitled or claim to be entitled under the Federal Cartridge Company Voluntary Separation Window Program (except to the extent any such liability has been accrued on the books of Federal Cartridge Company before the Closing).

         (c) Health and Welfare Plan Coverage and Continuation Rights. Buyer shall (A) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any Welfare Plans of Buyer and its subsidiaries ("Buyer Welfare Plans") in which the Affected Employees and their dependents may be eligible to participate after the Closing Date to the extent waived under the applicable corresponding Welfare Plan of Seller and its subsidiaries immediately prior to the Closing Date and (B) provide each Affected Employee with credit under any Buyer Welfare Plans for any co-payments and deductibles paid under a corresponding Welfare Plan of Seller and its subsidiaries in the calendar year in which the Closing Date occurs (or, if later, in the calendar year in which Affected Employees and their dependents commence participation in the applicable Buyer Welfare Plan) for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Buyer Welfare Plans in which the Affected Employees are eligible to participate after the Closing Date. Except as otherwise provided in this Section 8.02, as of the Closing, each Seller Entity shall cease to be a participating employer of and shall cease making contributions to, being charged for, or otherwise being financially responsible for each Welfare Plan maintained by the Seller. Except as otherwise provided in Section 8.02, Seller shall be responsible for all claims incurred on or prior to the Closing under its Welfare Plans with respect to each Blount Transferred Employee and each Seller Entity Employee (to the extent that such Seller Entity Employee was covered under Seller's Welfare Plans prior to the Closing); each Seller Entity shall be responsible for all claims incurred prior to, on and after the Closing under their Welfare Plans with respect to each Seller Entity Employee; and Buyer shall be responsible for all claims incurred after the Closing under its employee benefit plans with respect to each Affected Employee. A claim shall be deemed to have been incurred (i) in the case of health benefits, when the service is provided or supplies or drugs are delivered, (ii) in the case of death benefits, when the death occurs and (iii) in the case of disability benefits, when the illness or injury is certified to have occurred. With respect to qualifying events occurring prior to or in connection with the Closing, Seller shall take such actions as may be required to cause Seller's Plans to continue to provide continuation coverage under Code ss. 4980B and ERISA ss. 601 et. seq. and any continuation or conversion rights existing under applicable state law or contract ("COBRA") to each Blount Transferred Employee, each Seller Entity Employee (to the extent such employees were covered under Seller's Welfare Plans prior to the Closing) and each qualifying beneficiary of such employees.

         (d) Reimbursement Accounts. Buyer and Seller shall use their commercially reasonable efforts to provide transition from Seller to Buyer with respect to flexible spending reimbursement accounts (under a cafeteria plan qualifying under Code ss. 125) that provide benefits to Affected Employees.

         (e) Life, Accidental Death and Dismemberment and Disability Benefits. To the extent that any Affected Employees participate in Seller's Plans providing life, accidental death and dismemberment and disability benefits prior to the Closing, Seller will use commercially reasonable efforts to permit such Affected Employees to continue their participation in Seller's Plans at the same benefit levels in effect on the Closing, from the Closing through the last day of the month in which the Closing occurs at no cost to Affected Employees or Buyer. Buyer will use its commercially reasonable efforts to cause Welfare Plans providing life, accidental death and dismemberment and disability coverage to be established on a timely basis so that such plans will be in effect and cover Affected Employees as soon as possible but in no event later than the first day of the month following the Closing.

         (f) Retiree Medical and Retiree Life Insurance Benefits. After the Closing, Seller shall retain the responsibility for providing former employees of the Business with retiree medical and life insurance benefits under the Seller's Welfare Plans to the extent such former employees are entitled to receive such benefits in accordance with the terms of such plans. After the Closing, Federal Cartridge Company shall retain the responsibility for providing former employees of the Business with retiree medical and life insurance benefits under Federal Cartridge Company's Welfare Plans to the extent such former employees are entitled to receive such benefits in accordance with the terms of such plans. Buyer will use its commercially reasonable efforts to cause employee benefit welfare plans providing post-retirement medical and life insurance benefits to be established on a timely basis so that such plans will be in effect and cover all Affected Employees by the first day of the month following the Closing (it being understood that Affected Employees who are Seller Entity Employees shall continue to be covered immediately following the Closing under the applicable Seller Entity Welfare Plan in which such Seller Entity Employees participated immediately prior to the Closing).

         (g) Federal Cartridge Company Pension Plan. Buyer or one of its subsidiaries (which for this purpose includes the Seller Entities immediately following the closing) shall adopt as successor plan sponsor (or, if applicable, remain the plan sponsor) of the Federal Cartridge Company Pension Plan and its related trust (collectively, the "Federal Pension Plan"), and assume and/or retain as of the Closing all rights and obligations under the Federal Pension Plan. Neither Seller nor any of its subsidiaries shall, following the Closing, have any rights or liabilities of any kind or description under the Federal Pension Plan. If, as of the Closing, the present value of the Federal Pension Plan's projected benefit obligations (as defined in Statement of Financial Accounting Standards No. 87 ("FAS 87")), determined on the basis of the actuarial assumptions set forth in the actuarial report for the 2000 plan year (the "Federal PBO"), exceeds the fair market value as of the Closing of assets accumulated to provide pension benefits under the Federal Pension Plan (the "Federal Assets") by more than $4,065,304, Seller shall pay to Buyer, as a Purchase Price adjustment, an amount (the "Federal Adjustment Amount") in cash equal to the product of (x) 0.5 multiplied by
                  (y) the excess of (A) the Federal PBO minus $4,065,304, over
                  (B) the Federal Assets. Buyer shall cause its actuary, as soon as practicable following the Closing Date, to calculate the amount of the Federal PBO, and Buyer shall provide any actuary designated by Seller with information reasonably necessary to review the calculations in all material respects and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement. The principles embodied in the provisions of Section 8.02(h)(vi) shall apply to any dispute regarding the calculations of the Federal PBO. The Federal Adjustment Amount shall be payable at the time specified in Section 1.03 or, if later, within 10 days following the date on which the amount of the Federal PBO has been determined in accordance with the foregoing.

         (h)      Blount Retirement Plan.

                  (i) Effective as of the Closing, Seller shall take all necessary actions to cause the Blount Retirement Plan (the "Blount DB Plan") to be amended (if required) to provide for the direct trust-to-trust transfer of assets and the assumption of liabilities as contemplated herein.

                  (ii) Not later than the Closing, Buyer shall establish or otherwise have in effect a defined benefit pension plan which shall be qualified under Codess. 401(a) (the "Buyer DB Plan") and shall cover those Affected Employees who are participants in the Blount DB Plan on the Closing. Buyer and Seller shall reasonably cooperate to make any and all filings and submissions to the appropriate governmental agencies required to be made by Seller or Buyer as are appropriate in effectuating the provisions of this Section 8.02(h) (including (i) IRS Forms 5310-A in respect of the transfers of assets and (ii) in the event that the transactions contemplated by this Agreement constitute a "reportable event" (within the meaning of Section 4043 of ERISA and the related regulations) for which the 30-day notice has not been waived, timely notification of the PBGC and filing of all reports required in connection therewith).

                  (iii) The Buyer DB Plan and the trust which is a part of such plan (and any successor to such plan and/or trust) shall provide (A) that with respect to assets transferred to the Buyer DB Plan from the Blount DB Plan, such assets shall be held by the trust which is a part of the Buyer DB Plan for the exclusive benefit of the participants in such plan; (B) that the accrued benefits as of the Closing Date of each Affected Employee may not be decreased by amendment or otherwise; and (C) that each Affected Employee shall have the right to receive his or her benefit accrued through the Closing Date under the Blount DB Plan in any optional form provided under the Blount DB Plan.

                  (iv) As soon as practicable following the Closing Date, Seller shall cause its actuary to calculate the Accrued Liability (as defined in clause (vi) below) of the Affected Employees and of all participants and beneficiaries as of the end of the month that includes the Closing Date. If the Accrued Liability of all participants and beneficiaries is determined to be less than the fair market value of the assets of the Blount DB Plan as of the end of the month that includes the Closing Date, then Seller shall cause to be transferred to a trust established by Buyer as part of the Buyer DB Plan cash or assets (or a combination thereof) reasonably acceptable to the trustees of the Buyer DB Plan equal to the Accrued Liability for all Affected Employees, as determined as of the end of the month that includes the Closing Date, subject to further adjustments in accordance with this Section 8.02(h)(iv). If the Accrued Liability of all participants and beneficiaries is determined to be equal to or more than the fair market value of assets of the Blount DB Plan as of the end of the month that includes the Closing Date, then if required by ERISA or the code, Seller shall cause its actuary to determine the amount of assets allocable to the Accrued Liabilities of the Affected Employees based on Section 4044 of ERISA (the "Section 4044 Amount"), and Seller shall cause to be transferred to a trust established by Buyer as part of the Buyer DB Plan cash or assets (or a combination thereof) reasonably acceptable to the trustees of the Buyer DB Plan equal to the Section 4044 Amount applicable to the Affected Employees, as determined as of the end of the month that includes the Closing Date, subject to further adjustments in accordance with this Section 8.02(h)(iv). Notwithstanding anything to the contrary in this Agreement, the transfers contemplated by this Section 8.02(h)(iv) shall be determined in accordance with Codess. 414(l) and the related regulations (including the safe harbor PBGC assumptions) and methodology set forth at the end of this Section 8.02(h)(iv), and shall be adjusted to the extent necessary for any other governmental approval (including the IRS and the PBGC) and to comply with Codess. 414(l) and the related regulations as well as Section 4044 of ERISA and the related regulations. The amount finally determined in accordance with the foregoing to be transferred from the Blount DB Plan to the Buyer DB Plan shall be further adjusted, as determined by Seller's actuary, to take into account the actual investment return on the assets of the Blount DB Plan from the end of the month in which the Closing Date occurs until the date of transfer (provided, that the investment return for the month in which the transfer occurs shall be deemed to be the average rate of the 90-day Treasury Bill on the auction date coincident with the first day of the calendar month in which the transfer occurs or, if there is no auction on such date, on the next immediately preceding auction date), and shall be decreased by any benefit payments made in respect of Affected Employees under the Blount DB Plan during such period.

                  (v) The transfer of assets from the Blount DB Plan to the Buyer DB Plan shall be made as soon as practicable following the determination by Seller's actuary of the applicable amount to be transferred, but not later than 180 days following the Closing Date. Notwithstanding the foregoing, no transfer shall be made until such time as Seller has been provided evidence reasonably satisfactory to Seller that Buyer has established a trust as part of the Buyer DB Plan and that the Buyer DB Plan satisfies the requirements for a qualified plan under Codess. 401(a) and that such trust is exempt from tax under Code ss. 501(a), Buyer has been provided evidence reasonably satisfactory to it that the Blount DB Plan satisfies the requirements for a qualified plan under Codess. 401(a) and that the trust which forms part of such plan is exempt from tax under Codess. 501(a) and the parties have received any required governmental approvals. Unless Seller and Buyer agree otherwise, all transfers shall occur on the last business day of a month. Seller's actuary shall be responsible for the required actuarial certification under Codess. 414(l). Buyer as of the Closing Date shall assume all liabilities and obligations of Seller and its subsidiaries and the Blount DB Plan with respect to the Affected Employees under the Blount DB Plan in respect of the transferred assets other than liabilities or obligations arising on account of or in connection with any acts or omissions of Seller, its subsidiaries or any other party prior to the Closing Date in connection with the Blount DB Plan in violation of the terms of such plan or Applicable Law.

                  (vi) The term "Accrued Liability" shall mean the benefit obligation under the Blount DB Plan for each Affected Employee, determined as of the Closing on a plan termination basis using safe harbor PBGC assumptions. The Accrued Liability and the Section 4044 Amount shall be determined by an enrolled actuary designated by Seller, and Seller shall provide any actuary designated by Buyer with information reasonably necessary to review the calculations in all material respects and to verify that such calculations have been performed in a manner consistent with the terms of this Agreement. If there is a good faith dispute between Seller's actuary and Buyer's actuary as to the amount to be transferred to the Buyer DB Plan under this Agreement and such dispute remains unresolved for 14 days, the chief financial officers of Seller and Buyer shall endeavor to resolve the dispute. If such dispute remains unresolved for 30 days, Seller and Buyer shall select and appoint a third actuary who is mutually satisfactory to both Seller and Buyer. The decision of such third party actuary shall be rendered within 30 days and shall be conclusive as to any dispute for which such actuary was appointed. The cost of such third party actuary shall be divided equally between Seller and Buyer. Each of Buyer and Seller shall be responsible for the cost of its own actuary.

                  (vii) The actual amount of assets transferred from the Blount DB Plan to the Buyer DB Plan shall be referred to herein as the "Transfer Amount". To the extent that the Adjusted Accrued Liability (as defined below) for Affected Employees exceeds the Transfer Amount (such excess, the "Pension Shortfall Amount"), Seller shall pay to Buyer, as a Purchase Price adjustment, at the time specified in Section 1.03 or, if later, within ten (10) days following the transfer of assets from the Blount DB Plan to the Buyer DB Plan, an amount in cash equal to the product of (x) the Pension Shortfall Amount and (y) 0.6 (60%). The term "Adjusted Accrued Liability" shall mean the Accrued Liability, originally determined in accordance with Section 8.02(h)(vi) as of the end of the month in which the Closing Date occurs and adjusted, using the initial PBGC interest rate used in the calculation of Accrued Liability and decreased by any benefit payments in the same manner as provided in the last sentence of Section 8.02(h)(iv), through the date on which the Transfer Amount is actually transferred to the Buyer DB Plan.

         (i) 401(k) Plan and Non-Qualified Deferred Compensation Plans. After the Closing, Seller shall retain all responsibility for any assets held and liabilities incurred with respect to the Affected Employees under the Blount 401(k) Retirement Savings Plan (the "Blount 401(k) Plan") or any non-qualified deferred compensation plan maintained by Seller (including, but not limited to, the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan and the Blount, Inc. and Subsidiaries Supplemental Retirement Savings Plan). After the Closing, Seller and Omark Industries, Inc. shall retain all responsibilities for any assets held and liabilities incurred with respect to any Affected Employees under the Omark Industries, Inc. Retirement Protection Plan and the Omark Industries, Inc. Supplemental Retirement Plan. Not later than the Closing, Buyer shall establish or otherwise have in effect a defined contribution plan which shall be qualified under Code ss. 401(a) and shall include a qualified cash or deferred arrangement within the meaning of Code ss. 401(k) (the "Buyer's 401(k) Plan") that will provide benefits to Affected Employees. Each Affected Employee participating in the Blount 401(k) Plan as of the Closing Date shall become a participant in the Buyer's 401(k) Plan as of the Closing Date. At such time as Seller is reasonably satisfied that the Buyer's 401(k) Plan meets the requirements for qualification under Code ss. 401(a), and if Seller reasonably determines that each Affected Employee shall be entitled to a distribution of his or her account balance following the Closing Date under Code ss. 401(k)(10) or other Applicable Law, in accordance with the terms of the Blount 401(k) Plan, Seller agrees to permit each Affected Employee to effect a "direct rollover" (within the meaning of Code ss. 401(a)(31)) of his or her account balances under the Blount 401(k) Plan if such

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                  rollover is elected in accordance with Applicable Law by such
                  Affected Employee. Without limiting the generality of the foregoing, each Affected Employee may elect to effect, and Buyer agrees to cause the Buyer's 401(k) Plan to accept, a "direct rollover" to the Buyer's 401(k) Plan of his or her account balances (including promissory notes evidencing all outstanding loans) in the Blount 401(k) Plan if such rollover is elected in accordance with Applicable Law by such Affected Employee. Following any "direct rollover" to the Buyer's 401(k) Plan in respect of Affected Employees, Buyer shall indemnify and hold harmless Seller and its subsidiaries from all costs, expenses or other damages that may result to Seller and its subsidiaries from any claim by such Affected Employees for any benefit alleged to be payable under the Blount 401(k) Plan in respect of the assets transferred to the Buyer's 401(k) Plan, other than costs, expenses or other damages arising on account of or in connection with any acts or omissions by Seller, its subsidiaries or any other party prior to the Closing Date in connection with the Blount 401(k) Plan in violation of the terms of such plan or Applicable Law.

         (j) Documents and Other Information. Seller and each Seller Entity and Buyer shall provide each other with such documents, employee data or other information as may be reasonably required to carry out the provisions of this Section 8.02.

8.03     Preserve Accuracy of Representations and Warranties.

         Each of the parties hereto shall refrain from taking any action which would render any representation or warranty of such party in this Agreement inaccurate as of the Closing Date to the extent such an inaccuracy would result in the closing conditions specified in Sections 9.01(a) or 9.02(a), as applicable, not being satisfied, and shall notify the other parties of any Proceeding that is instituted or threatened to restrain, prohibit or otherwise challenge, in whole or in part, the legality of any transaction contemplated by this Agreement or any Ancillary Agreement. Prior to the Closing, each party shall give the other parties prompt written notice upon becoming aware of any breach of or inaccuracy in any representation or warranty of such notifying party to the extent such an inaccuracy would result in the closing conditions specified in Sections 9.01(a) or 9.02(a), as applicable, not being satisfied; provided, however, that such notice shall not be deemed to amend the Disclosure Schedule or any other schedule or exhibit hereto, or to prevent or cure any breach or inaccuracy in, or disclose any exception to, any of the representations or warranties set forth in this Agreement.

8.04     Press Releases and Announcements.

         Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller or any Seller Entity without prior written approval of the other party hereto, except as may be necessary, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the

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         parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

8.05     Expenses.

         Except as otherwise expressly provided for herein, Parent and Seller, on the one hand, and Buyer, on the other hand, will pay all of their own expenses (including environmental investigation expenses), and the expenses of their respective affiliates and subsidiaries incurred prior to the Closing, including, without limitation, attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). Seller and Buyer shall share equally all fees and expenses payable to the issuer of the Letter of Credit arising in connection with the issuance thereof and throughout the Initial Letter of Credit Period, and Buyer shall be solely responsible for all fees and expenses payable to the issuer of the Letter of Credit arising after the Initial Letter of Credit Period.

8.06     Title Examination.

         (a) Seller or the relevant Seller Entity shall use commercially reasonable efforts to furnish to Buyer, a reasonable period prior to the Closing Date, the following with respect to each parcel of Real Property (collectively, "Title Evidence"): a commitment ("Title Commitment") for an ALTA Form B 1998 Owner's Policy of Title Insurance (or the equivalent if such policy is not available in the jurisdiction in which such property is located) insuring title to such parcel, showing a Seller Entity as owner of such parcel, in the amount of the Purchase Price attributable thereto, issued by First American Title Insurance Company ("Title"), and (assuming compliance with the conditions of such commitments) providing for full extended coverage over all general title exceptions contained in such policies and the following special endorsements to the extent available in such jurisdiction and requested by Buyer: zoning (including parking), access, restrictions, utility facilities, comprehensive, survey, tax parcel, contiguity and subdivision and a current ALTA/ACSM as-built survey of such parcel of Real Property prepared by a registered land surveyor in form reasonably acceptable to Buyer (a "Survey"). The cost of any title policies issued from the Title Commitments and each Survey shall be borne by Buyer.

         (b) Buyer shall make any written reasonable objections ("Objections") to the form and/or contents of the Title Evidence within five days after its receipt of the latest delivered Title Evidence. Any matter shown on such Title Evidence and not timely objected to by Buyer shall be a "Permitted Lien" hereunder. Seller shall use its reasonable best efforts to correct any Objections.

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                                   ARTICLE IX
                              CONDITIONS TO CLOSING
                              ---------------------

9.01     Conditions to Buyer's Obligation.

         The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or written waiver by Buyer of the following conditions on or before the Closing Date:

         (a) Except for any inaccuracy or breach that has not had, individually or in the aggregate, a Material Adverse Effect, the representations and warranties of Parent and Seller contained in this Agreement (disregarding all references to materiality or Material Adverse Effect contained therein) shall be true and correct (i) as of the Closing Date or (ii) if made as of a date specified therein, as of such date.

         (b) Parent, Seller and each Seller Entity shall have performed in all material respects all of the covenants and agreements that they are required to perform and comply with prior to the Closing.

         (c) The applicable waiting periods under the HSR Act shall have expired or been terminated and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained.

         (d) There shall not be instituted or pending any Proceeding, before any Governmental Authority, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Business Assets, or to compel Buyer to dispose of or to hold separately all or a material portion of the business or assets of Buyer as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Ancillary Agreements or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

         (e) There shall not be any action taken, or any Legal Requirement (including, without limitation, the Assignment of Claims Act, 31 U.S.C. ss. 203, 41 U.S.C. ss. 15, with respect to Government Contracts) or Order enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.01(d) hereof.

         (f) Between the date of this Agreement and the Closing Date, there shall not have been any Material Adverse Effect.

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         (g)      Seller shall have delivered to Buyer all of the documents
                  required to be delivered pursuant to Section 3.02(b).

9.02     Conditions to the Obligation of Parent and Seller.

         The obligation of Parent and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver by Seller of the following conditions on or before the Closing Date:

         (a) Except for any materiality inaccuracy or breach that has not had, individually or in the aggregate, a Material Adverse Effect, the representation and warranties of Buyer contained in this Agreement (disregarding all references to materiality or Material Adverse Effect contained therein) shall be true and correct (A) as of the Closing Date or (B) if made as of a date specified therein, as of such date.

         (b) Buyer shall have performed in all material respects all of the covenants and agreements that it is required to perform and comply with prior to the Closing.

         (c) The applicable waiting periods under the HSR Act shall have expired or been terminated and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained.

         (d) There shall not be instituted or pending any Proceeding, before any Governmental Authority, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Ancillary Agreements or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

         (e) There shall not be any action taken, or any Legal Requirement (including, without limitation, the Assignment of Claims Act, 31 U.S.C. ss. 203, 41 U.S.C. ss. 15, with respect to Government Contracts or Order enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.02(d) hereof.

         (f) Seller shall have obtained, or caused to be obtained, the consent required under the Credit Agreement dated as of August 19, 1999, among Parent, Seller, Bank of America, N.A., as administrative agent, and the other parties thereto, as amended to date, to the transactions contemplated by this Agreement.

         (g) On the Closing Date, Buyer shall have delivered to Seller all of the documents required to be delivered pursuant to Section 3.02(c).

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         (h)      The Registration Statement on Form S-3 of Buyer covering the resale by Seller of the Buyer Shares shall have been declared effective by the Securities and Exchange Commission.

                                    ARTICLE X
                                   TERMINATION
                                   -----------

10.01    Termination.

         This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual written consent of Buyer, on the one hand, and Parent and Seller, on the other hand;

         (b) by Buyer, upon delivery of written notice to Seller if any of the conditions to the Closing set forth in Section 9.01 shall have become incapable of fulfillment and shall not have been waived in writing by Buyer;

         (c) by Seller, upon delivery of written notice to Buyer if any of the conditions to the Closing set forth in Section 9.02 have become incapable of fulfillment and shall not have been waived in writing by Seller;

         (d) by Buyer or Seller if the transactions contemplated by this Agreement have not been consummated by January 31, 2002, due to the failure to satisfy any condition precedent on or prior to such date;

         provided, that no party will be entitled to terminate this Agreement pursuant to Section 10.01(b), (c) or (d) if such party is at such time in willful breach of this Agreement;

10.02    Effect of Termination.

         (a) If Parent, Buyer or Seller terminates this Agreement in accordance with Section 10.01, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, or their respective affiliates, stockholders, officers or directors, except that Sections 7.06, 8.04 and
                  8.05 and Articles X and XII shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

         (b) Upon termination in accordance with Section 10.01, Buyer shall return to Seller all documents and copies and other materials received from or on behalf of Seller or any Seller Entity relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and all confidential information received by Buyer with respect to the Business Assets, the Business Shares and the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

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

         (c) Nothing in this Section 10.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

                                   ARTICLE XI
                            SURVIVAL; INDEMNIFICATION
                            -------------------------

11.01    Survival of Representations and Warranties.

         Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article IV and Article V hereof shall survive the Closing for the greater of the following periods: (a) two (2) years from the Closing Date, with the exception of
         (i) Sections 4.01, 4.02, 4.03, 4.10(b) (only the third sentence thereof), 5.01, 5.02 and 5.06, which shall survive for a period equal to the applicable statute of limitations, (ii) Section 4.15, which shall survive for a period equal to the statute of limitations applicable to actions by the Internal Revenue Service or any other Tax Governmental Authority regarding the subject matter thereof, and (iii)
         Section 4.25, which shall survive for a period of five (5) years from the Closing Date, or (b) with respect to any specific representation or warranty under which a party shall have made a claim for indemnification hereunder and as to which such claim has not been completely and finally resolved prior to the expiration of the applicable time period above, such representation or warranty shall survive solely with respect to any such claim for the period of time beyond such time period sufficient to resolve, completely and finally, the claim relating to such representation or warranty (the later of (a) or (b), the "Survival Period").

11.02    Indemnification by Parent and Seller.

         (a) Parent and Seller jointly and severally agree to indemnify in full Buyer and its officers, directors, employees, agents, stockholders and subsidiaries (collectively, the "Buyer Indemnified Parties") and hold them harmless from and against any loss, liability, damage, expense or cost (including, without limitation, costs of investigation and defense, and reasonable legal and other professional fees and expenses but not including consequential damages, punitive, special or indirect damages), as incurred and whether or not involving a Third Party Action (as defined in Section 11.07(a)), which any of the Buyer Indemnified Parties may suffer, sustain or become subject to, as a direct or indirect result of, or arising from or in connection with any of the following (collectively, "Buyer Losses"):

                  (i) any breach or inaccuracy in any of the representations and warranties of Parent or Seller contained in this Agreement, the Ancillary Agreements, or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Parent or Seller pursuant to the terms hereof or thereof or otherwise referenced or incorporated in this Agreement (collectively, the "Seller Related Documents"), it being

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

                           understood and agreed that for all purposes under this Article XI any such breach of a representation or warranty shall be determined without regard to the effect of any qualification set forth therein relating to materiality or a Material Adverse Effect; provided that Buyer Losses resulting from a breach or inaccuracy of Section 4.25 shall only include any costs or expenses incurred to comply with the requirements of any Environmental Law or any Order under or pursuant to any Environmental Law, except to the extent Buyer or another party after the Closing has contributed to the condition or the circumstances, including any Releases, forming the basis of any such Buyer Losses.

                  (ii) any breach of, or failure to perform, any covenant or agreement of Parent or Seller contained in this Agreement or any of the Seller Related Documents;

                  (iii) any product or component thereof manufactured or shipped, or any services provided, by the Business in whole or in part prior to the Closing (including, without limitation, any product liability claims);

                  (iv) any product recall required by any Governmental Authority with respect to any product or component thereof manufactured or shipped by the Business in whole or in part prior to the Closing;

                  (v) the Division Retained Assets (as defined in the Contribution Agreement), the Division Retained Liabilities (as defined in the Contribution Agreement) or the Seller Entity Assumed Liabilities (as defined in the Intercompany Agreement); and

                  (vi) any liabilities, responsibilities or obligations of Parent or Seller for severance payments, severance benefits or other payments, benefits, costs and expenses of any kind or nature in respect of terminated employees pursuant to or incurred in connection with the actions contemplated by Sections 8.02(a) or 8.02(b); and

                  (vii) any liability of any of the Seller Entities for Taxes of any person other than any of the Seller Entities,
                           (A) under Treasury regulations Section 1.1502-6 (or any similar provision of state, local or foreign law); (B) as a result of an express or implied obligation to indemnify any other person, provided, however, in each case such Taxes are attributable to a taxable period ending on or before the Closing Date.

                  Notwithstanding the foregoing, Parent and Seller shall not indemnify and hold harmless the Buyer Indemnified Parties from any liability for Taxes directly resulting from any action taken after the Closing Date by Buyer or any of its affiliates (other than any such action expressly required or permitted by this Agreement or required by applicable law) (a "Buyer Tax Act"). In addition, notwithstanding any other provision of this Agreement, Parent and Seller shall not

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

                  indemnify and hold harmless the Buyer Indemnified Parties from any Buyer Losses as a result of the transactions contemplated by this Agreement qualifying as tax-free reorganizations under
                  Section 368 of the Code.

11.03    Indemnification by Parent and Seller-Environmental Matters.

         (a) In addition to the provisions of Section 11.02, Parent and Seller jointly and severally agree to indemnify in full Buyer and each of the other Buyer Indemnified Parties and hold them harmless from and against any Buyer Loss (including, without limitation, all costs and expenses of cleanup, containment and remediation of contamination and the investigation thereof), as incurred and whether or not involving a Third Party Action (as defined in Section 11.07(a)), which any of the Buyer Indemnified Parties may suffer, sustain or become subject to, as a direct or indirect result of, or arising from or in connection with any of the following:

                  (i) any Release of Hazardous Materials (A) on, under or from the Real Property or the Leased Real Property at any time prior to the Closing, including Hazardous Materials coming onto or under the Real Property or the Lease Real Property from another location; or (B) directly caused by Seller or any Seller Entity on, under or from any property formerly owned or operated by Seller or any Seller Entity;

                  (ii) any injury to human health or safety associated with exposure to Hazardous Materials, by reason of the condition of, or activities on or under the Real Property or the Leased Real Property prior to the Closing;

                  (iii) any violation, or alleged violation, of any Environmental Law with respect to any operations of Seller or any Seller Entity prior to the Closing; or

                  (iv) any Buyer Losses related to the operation of the TCAAP Facility in New Brighton, Minnesota, arising under any Environmental Laws or order pursuant to Environmental Laws for any conditions directly caused by Seller or any Seller Entity prior to the Closing.

         (b) The duty of Parent and Seller to indemnify and hold harmless Buyer and the other Buyer Indemnified Parties includes, but is not limited to, Proceedings commenced by any person (including, but not limited to, any Governmental Authority) before any Governmental Authority; provided, that Buyer Losses subject to indemnity under Section 11.03(a) shall only include any costs or expenses incurred to comply with the requirements of any Environmental Law or any Order under or pursuant to any Environmental Law, except to the extent Buyer or another party after the Closing has contributed to the condition or the circumstances, including any Releases, forming the basis of any such Buyer Losses.

         (c) Notwithstanding the above, because certain environmental matters relating to the Federal Cartridge Company ("FCC") are the subject of an indemnity provided to Seller under the Stock Purchase Agreement among Seller, Hoffman Enclosures,

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

                  Inc., Pentair, Inc. and Federal-Hoffman, Inc. dated November 4, 1997 (the "Pentair Indemnity"), Parent and Seller shall have liability to a Buyer Indemnified Party for any Buyer Losses under Section 11.03 or under Section 11.02(a) with respect to a breach or inaccuracy of the representations and warranties contained in Section 4.25 resulting or arising from or in connection with FCC, or any of the real property owned, leased or operated by FCC, including the property in Anoka, Minnesota, and the TCAAP Facility in New Brighton, Minnesota ("FCC Properties"), or any conditions or operations at any time existing or occurring thereat, only to the extent directly caused, created or contributed to by Seller or any Seller Entity or caused or created during the time period of Seller's or any Seller Entity's ownership or operation of FCC or the FCC Properties and then in either case only to the extent not covered by the Pentair Indemnity, provided that before seeking any indemnification from Parent or Seller for any Buyer Losses under Section 11.03 or Section 11.02(a) with respect to a breach or inaccuracy of the representations and warranties contained in Section 4.25 relating to FCC or the FCC Properties, Buyer shall have pursued all reasonable remedies against indemnitors (other than Parent or Seller) under the Pentair Indemnity, including any remedies that Parent or Seller directs Buyer to pursue at Seller's cost. Reasonable attorney's fees of seeking such indemnity shall be a Buyer Loss to the extent not covered by the Pentair Indemnity.

11.04    Indemnification by Buyer.

         (a) Buyer agrees to indemnify in full Parent, Seller and their respective officers, directors, employees, agents, stockholders and subsidiaries (collectively, the "Seller Indemnified Parties") and hold them harmless from and against any loss, liability, deficiency, diminution in value, damage, expense or cost (including, without limitation, interest, penalties, costs of investigation and defense, and reasonable legal and other professional fees and expenses but not including consequential damages, punitive, special or indirect damages), whether or not actually incurred or paid prior to the date referred to in Section and whether or not involving a Third Party Action, which any of the Seller Indemnified Parties may suffer, sustain or become subject to, as a direct or indirect result of, or arising from or in connection with any of the following (collectively, "Seller Losses"):

                  (i) any breach or inaccuracy in any of the representations and warranties of Buyer contained in this Agreement, the Ancillary Agreements, or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Buyer pursuant to the terms hereof or thereof or otherwise referenced or incorporated in this Agreement (collectively, the "Buyer Related Documents"), it being understood and agreed that for all purposes under this Article XI any such breach of a representation or warranty shall be determined without regard to the effect of any qualification set forth therein relating to materiality or a Material Adverse Effect;

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

                  (ii) any breach of, or failure to perform, any covenant or agreement of Buyer contained in this Agreement or any of the Buyer Related Documents;

                  (iii) the Division Assets or the Division Assumed Liabilities (as such terms are defined in the Contribution Agreement) but only to the extent such Seller Losses result exclusively from or arise exclusively in connection with Buyer's operation of the Business after the Closing Date; or

                  (iv) any liability for Taxes directly resulting from a Buyer Tax Act.

11.05    Time Limitations.

         (a) If the Closing occurs, Parent and Seller will have no liability (for indemnification or otherwise) to any Buyer Indemnified Party for any particular Buyer Loss unless Buyer delivers to Seller a written notice, pursuant to Section 11.07(a) or (b) (as applicable), specifying the factual basis for the claim giving rise to the Buyer Loss prior to the second anniversary of the Closing Date, except for (i) claims arising from a breach or inaccuracy in the representations and warranties made in Sections 4.01, 4.02, 4.03, 4.10(b) (only the third sentence thereof), 4.15 and 4.25, for which a claim may be brought through the Survival Period described in
                  Section 11.01; (ii) claims arising under Section 11.02(a)(iii) or (iv), for which a claim may be brought through the applicable statute of limitations; and (iii) claims arising under Section 11.03, for which a claim may be brought through the fifth anniversary of the Closing Date.

         (b) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) to any Seller Indemnified Party for any particular Seller Loss unless Seller delivers to Buyer a written notice, pursuant to Section 11.07(a) or (b) (as applicable), specifying the factual basis for the claim given rise to the Seller Loss prior to the second anniversary of the Closing Date, except for claims arising from a breach or inaccuracy in the representations and warranties made in Sections 5.01, 5.02 and 5.06, for which a claim may be brought through the Survival Period described in Section 11.01.

11.06    Limitations on Amount.

         (a) Parent and Seller will have no liability to a Buyer Indemnified Party (for indemnification or otherwise) with respect to any Buyer Losses covered by Section 11.02(a)(i) or
                  Section 11.03 until the aggregate amount of all Buyer Losses exceeds $1,000,000 (the "Basket Amount"), in which case Parent and Seller shall be obligated to indemnify the Buyer Indemnified Parties for the total amount of all Buyer Losses in excess of the Basket Amount; provided, however, that no individual claim or series of related claims for indemnification under Section 11.02(a)(i) or Section 11.03 shall be recoverable hereunder if it is or they are for an amount less than $50,000, until the aggregate amount of all such claims is equal to at least $500,000. Except for fraud or willful misrepresentation or as otherwise provided below, the aggregate liability of Parent and Seller for all amounts under Section 11.02(a)(i) and Section 11.03 shall not exceed $25,000,000; provided, however, that the aggregate liability of Parent and Seller for all amounts under Section 11.02(a)(i) with respect to breaches of or inaccuracies in the representations and warranties set forth in Section 4.25 and
                  Section 11.03 shall not exceed $30,000,000 minus the amounts paid by Parent or Seller in respect of all other claims for indemnification under Section 11.02(a)(i) (the "Cap"). Notwithstanding the foregoing, the Basket Amount shall apply only to breaches of or inaccuracies in representations and warranties other than those set forth in Sections 4.01, 4.02, 4.03, 4.10(b) (only the third sentence thereof) or 4.15, and the Cap shall not apply to claims, breaches of or inaccuracies in representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.10(b) (only the third sentence thereof) or 4.15.

         (b) Buyer will have no liability to a Seller Indemnified Party (for indemnification or otherwise) with respect to any Seller Losses covered by Section 11.04(a)(i) until the aggregate amount of all Seller Losses exceeds the Basket Amount, in which case Buyer shall be obligated to indemnify the Seller Indemnified Parties for the total amount of all Seller Losses in excess of the Basket Amount; provided, however, that no individual claim or series of related claims for indemnification under Section 11.04(a)(i) shall be recoverable hereunder if it is or they are for an amount less than $50,000, until the aggregate amount of all such claims is equal to at least $500,000. Except for fraud or willful misrepresentation or as otherwise provided below, aggregate liability of Buyer for all amounts under Section 11.04(a)(i) shall not exceed the Cap. Notwithstanding the foregoing, the Basket Amount shall apply only to breaches of or inaccuracies in representations and warranties other than those set forth in Sections 5.01, 5.02 or 5.06 and shall not apply to any breaches of any covenants of Buyer set forth in this Agreement or in any Buyer Related Document, and the Cap shall not apply to claims, breaches of or inaccuracies in representations and warranties set forth in Sections 5.01, 5.02 or 5.06.

         (c) In addition to the requirements of Sections 11.07(a) and 11.07(b), with respect to any claims for indemnification under
                  Section 11.03, under Section 11.02(a) with respect to any breach or inaccuracy of the representations and warranties in
                  Section 4.25, or under Section 11.02(a)(v), with respect to any Release or alleged Release of Hazardous Materials or any contamination or alleged contamination of the Environment, whether or not involving a Third Party Claim, the following shall apply:

                  (i) the Indemnified Party shall give the Indemnifying Party prompt written notice of any Release, contamination or other fact or condition (collectively, "Potential Claim") which could reasonably be expected to give rise to a claim for indemnification, including a description of the nature and extent of the Potential Claim;

                  (ii) the Indemnified Party shall cooperate with the Indemnifying Party in assessing the Potential Claim, including providing reasonable access to properties, employees and documents, including, but not limited to, pertinent environmental site assessments or other environmental reports, sampling data and other results of investigations, and correspondence with applicable government agencies, in a manner that does not unreasonably interfere with the operations of the business of the Indemnified Party or cause the Indemnified Party to waive any privileges or rights; and

                  (iii) the Indemnified Party shall consult on a regular basis with the Indemnifying Party regarding the response to and the containment, monitoring or cleanup of (collectively, "Remedial Actions") any Potential Claim, including, but not limited to (A) the selection of any environmental consultants involved in any Remedial Actions, (B) the scope and selection of any cleanup or other remedial workplans or remedies, any feasibility studies or other environmental investigations and (C) the entering into any Orders or other binding agreements with any applicable Governmental Authority or any voluntary cleanup programs. Notwithstanding any other terms of this Section 11.06, the Indemnified Party shall have the right to take any actions that it may reasonably determine to be necessary, without consulting with the Indemnifying Party, to contain any Release, contamination or other fact or condition in order to avoid any immediate threat to the Environment or human health and safety. Any Remedial Action, or any part thereof, subject to or potentially subject to an indemnification claim under this Agreement shall be performed in a workmanlike manner, consistent with all applicable professional standards, using recognized remedial methods and technologies and in a cost effective manner not exceeding industry cost standards for comparable work.

11.07    Method of Asserting Claims.

         (a) If any Buyer Indemnified Party or Seller Indemnified Party (an "Indemnified Party") is made a defendant in or party to any action or proceeding, judicial, administrative or arbitral, instituted by any third party, the liability or the costs or expenses of which are or may be Buyer Losses or Seller Losses (any such third party action or proceeding being referred to as a "Third Party Action"), such Indemnified Party shall give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice thereof (which, in the case of notice to Seller, shall also constitute notice to Parent). Such written notice shall have attached thereto the complaint or other papers pursuant to which the third party commenced such Third Party Action. The failure promptly to give such notice shall not affect any Indemnified Party's ability to seek indemnification hereunder unless such failure has materially and adversely affected the ability of the Indemnifying Party to defend successfully the relevant Third Party Action. The Indemnifying Party shall be entitled to contest and defend such Third Party Action; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) can diligently contest and defend such Third Party Action. The Indemnifying Party shall give notice of its intention to so contest and defend to the Indemnified Party within twenty (20) business days after the date it receives the Indemnified Party's notice of such Third Party Action (but, in all events, at least five business days prior to the date that an answer to such Third Party Action is due to be filed). Such contest and defense shall be conducted by reputable attorneys retained by the Indemnifying Party. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Buyer Loss or a Seller Loss unless the Indemnified Party reasonably determines that Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, the interests of the Indemnified Party, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense. The Indemnified Party shall cooperate with the Indemnifying Party to the extent they reasonably request such cooperation in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Indemnified Party if relevant to the defense of such Third Party Action; provided, that such cooperation shall not unduly disrupt the operations of the business of the Indemnified Party or cause the Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any trade secret or confidential information of such Indemnified Party to become public. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Action without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Third Party Action seeks the issue of an injunction, the specific election of an obligation or similar remedy, or (ii) if the subject matter of a Third Party Action relates to the ongoing business of the Indemnified Party, which Third Party Action, if decided against the Indemnified Party, would materially adversely affect the ongoing business or reputation of the Indemnified Party, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend and settle such Third Party Action in the first instance (provided that the Indemnified Party shall not settle such Third Party Action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld) and, if the Indemnified Party does not contest, defend or settle such Third Party Action, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Third Party Action.

         (b) In the event any Indemnified Party should have a claim for indemnification hereunder against an Indemnifying Party that does not involve a Third Party Action (including, without limitation, a claim for indemnification with respect to a third party claim that is not yet the subject of a Third Party Action), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (which, in the case of notice to Seller, shall also constitute notice to Parent). Such written notice shall state in reasonable detail the factual basis for such claim to the extent then known by the Indemnified Party and the nature of the Buyer Loss or Seller Loss for which indemnification is sought, and it may state the amount of the Buyer Loss or Seller Loss claimed. The failure promptly to give such notice shall not affect any Indemnified Party's ability to seek indemnification hereunder unless either (i) such failure has materially and adversely affected the ability of the Indemnifying Party to investigate such claim, or (ii) such notice is given after the end of the period specified in
                  Section 11.01. If such notice states the amount of the Buyer Loss or Seller Loss claimed and the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the claim described in such notice or fails to notify the Indemnified Party within twenty (20) business days after its receipt of such notice whether the Indemnifying Party disputes the claim described in such notice, the Buyer Loss or Seller Loss in the amount specified in the Indemnified Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay (subject to the Basket Amount and the Cap, to the extent applicable), the amount of such Buyer Loss or Seller Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through such negotiations within twenty (20) days after receipt of the Indemnified Party's notice of such claim, such dispute shall be resolved fully and finally in Chicago, Illinois, by an arbitrator selected pursuant to and an arbitration governed by Commercial Arbitration Rules of the American Arbitration Association, as modified herein. The parties will jointly appoint a mutually acceptable independent arbitrator, seeking assistance in such regard from the American Arbitration Association. The dispute shall be submitted to the arbitrator for an initial determination of whether a Buyer Loss or a Seller Loss (each, a "Loss") has occurred for which indemnification is provided under this Agreement (but not the amount of such Loss). In the event that the arbitrator determines that a Loss has occurred for which indemnification is provided under this Agreement, each of the parties shall within twenty (20) business days (the "Submission Period") after the arbitrator issues such determination, submit in writing a dollar amount to the arbitrator representing such party's best and final estimate of the amount of such Loss. The arbitrator shall then determine the amount of such Loss. The party responsible for such Loss, as determined by the arbitrator, shall pay the dollar amount so determined by the arbitrator to the party entitled to such amount, as determined by the arbitrator, upon demand by such first party. In the event a party fails to submit such a dollar amount during the Submission Period, the arbitrator shall choose the dollar amount submitted by the party that submitted a dollar amount. The arbitrator shall resolve the dispute based on the governing law, without regard to its rules of evidence, and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. In any such arbitration pursuant to this Section 11.07(b), and before the arbitrator establishes the facts of the case, each party shall be entitled to (i) the timely production by the other party of relevant, non-privileged documents or copies thereof and (ii) examine witnesses by deposition to provide non-privileged testimony that is relevant to the controversies, claims or disputes at issue. If the parties are unable to agree on such matters, the arbitrator shall have the power, upon application of any party, to make all appropriate orders for the production of documents by any party or in connection with a proposed deposition. The Indemnified Party and the Indemnifying Party shall each bear their own fees and expenses in connection with such arbitration and shall each bear 50% of the fees and expenses of the arbitrator.

         (c) Upon the determination of the liability of an Indemnifying Party for a Buyer Loss or a Seller Loss pursuant to this
                  Article XI and the amount of such Buyer Loss or Seller Loss (whether such determination is made pursuant to the procedures set forth in Section 11.07(b), by agreement between the Indemnified Party and the Indemnifying Party, by arbitration award or by final adjudication), the Indemnifying Party shall pay the amount of such Buyer Loss or Seller Loss to the Indemnified Party within 10 days following such determination.

         (d) For purposes of computing the amount of any indemnification payment under this Article XI, any such indemnification shall be treated as an adjustment to the Purchase Price for all Tax purposes unless a final determination, as defined under Code ss. 1313, with respect to an Indemnified Party causes a payment not to be so treated. The parties shall make appropriate adjustments for Tax benefits in determining the amount of any Buyer Losses or Seller Losses for which indemnification is provided under this Article XI.

11.08    Miscellaneous Indemnity Provisions.

         (a) Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, Buyer, on the one hand, and Seller and Parent, on the other hand, acknowledge that its sole and exclusive remedy with respect to any and all claims for monetary damages relating to this Agreement and the Ancillary Agreements, the acquisition of the Business Shares and the other transactions contemplated hereby and thereby, the Business and its assets and liabilities shall be pursuant to the indemnification provisions set forth in this Article XI. Notwithstanding the foregoing, nothing in this Agreement or in any Ancillary Agreement shall limit the right of any party to seek specific performance or other equitable relief hereunder or thereunder, or shall be deemed a waiver or limitation by any party of any right or remedy, including the recovery of monetary damages, which such party may have at law or in equity based on a claim of fraud or willful misconduct.

         (b) Parent, Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using commercially reasonably efforts to mitigate or resolve any such claim or liability; provided, however, that such party shall not be required to use such efforts if they would be detrimental in any material respect to such party. In the event that Buyer or Seller shall fail to use such commercially reasonably efforts to mitigate or resolve any claim or liability, then (unless the proviso to the foregoing sentence shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts.

         (c) Buyer shall notify Seller within a reasonable time after receiving any information relating to the Seller Entity Assumed Liabilities or the Division Retained Liabilities and Buyer shall, at its own cost and expense, take all commercially reasonable measures requested by Seller to cooperate in managing or mitigating any Seller Entity Assumed Liability or Division Retained Liability, including, among other things, by providing Seller with (i) the assistance of Buyer's and the Seller Entities' personnel to the extent reasonably necessary and requested by Seller and (ii) reasonable access to the directly relevant records and properties of Buyer and each Seller Entity, in each case upon reasonable notice and during normal business hours.

                                   ARTICLE XII
                                  MISCELLANEOUS
                                  -------------

12.01    Amendment and Waiver.

         This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

12.02    Notices.

         All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

                  Notices to Buyer:

                           Alliant Techsystems Inc.
                           5050 Lincoln Drive
                           Edina, Minnesota 55436
                           Attention: General Counsel
                           Facsimile: (952) 351-3027

                                With a copy to:

                                     Dorsey & Whitney LLP
                                     50 South Sixth Street, Suite 1500

                                     Minneapolis, Minnesota 55402
                                     Attention: Robert Kukuljan
                                     Facsimile: (612) 340-8738

                  Notices to Seller and Parent:

                           Blount International, Inc.
                           4520 Executive Park Drive
                           Montgomery, Alabama  36116-1602
                           Attention:  Richard H. Irving, III
                           Facsimile:  (334) 271-8130

                                With a copy to:

                                     Cravath, Swaine & Moore
                                     825 Eighth Avenue
                                     New York, New York 10019
                                     Attention: Ronald Cami
                                     Facsimile: (212) 474-3700

12.03    Assignment.

         This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that, except for an assignment by Buyer to one or more direct or indirect wholly-owned subsidiaries solely for the purpose of consummating the transactions contemplated hereby (it being understood that Buyer shall not be released from its obligations hereunder as a result of such assignment), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, and provided further, that the Buyer may grant, and the Buyer's lenders may obtain, a security interest in Buyer's rights under this Agreement. Nothing in this Section 12.03 shall operate or be construed as a restriction on the assignability of any of the Business Assets by Buyer or any Seller Entity after the Closing, and Seller hereby consents to any such assignment of the Business Assets or any portion thereof (including, without limitation, any and all Patent licenses that comprise the Business Assets).

12.04    Severability.

         Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.05    Complete Agreement.

         This Agreement, the Ancillary Agreements, the exhibits and schedules hereto and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.06    Counterparts.

         This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

12.07    Governing Law.

         The internal law, without regard to conflicts of laws principles, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

12.08    No Third Party Beneficiaries.

         This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person or entity, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

12.09    Interpretation.

         Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement as though set forth verbatim herein.

         [The remainder of this page has been left blank intentionally. Signature page follows.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      BLOUNT, INC.



                                      By: /s/ Harold E. Layman
                                          --------------------------------------
                                          Name: Harold E. Layman
                                          Title: Pres. & CEO



                                      BLOUNT INTERNATIONAL, INC.



                                      By: /s/ Harold E. Layman
                                          --------------------------------------
                                          Name: Harold E. Layman
                                          Title: Pres. & CEO



                                      ALLIANT TECHSYSTEMS, INC.



                                      By: /s/ Paul David Miller
                                          --------------------------------------
                                          Name: Paul David Miller
                                          Title: COACH

                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT
                   -------------------------------------------


         This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 4, 2001, is made and entered into by and between Alliant Techsystems Inc., a Delaware corporation ("Buyer"), Blount International, Inc., a Delaware corporation ("Parent"), and Blount, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Seller").

         WHEREAS, Buyer, Parent and Seller are parties to that certain Stock Purchase Agreement, dated as of November 6, 2001 (the "Purchase Agreement"); and

         WHEREAS, Buyer, Seller and Purchaser desire to amend the Purchase Agreement as provided in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the parties agree as follows:

1. Section 1.02. Section 1.02 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         1.02     Purchase Price.

                  As consideration for the Acquisition Sub's purchase of the Business Shares, Buyer shall pay to Seller an aggregate of $10,000 (the "Cash Purchase Price"), by wire transfer in immediately available funds to an account designated by Seller, and shall issue to Seller 3,048,780 shares (collectively, the "Buyer Shares") of Buyer common stock, par value $.01 per share ("Buyer Common Stock") . For purposes of this Agreement, the term "Purchase Price" means the sum of the Cash Purchase Price plus the aggregate value of the Buyer Shares based on the Specified Price Per Share (as defined below). The Purchase Price is subject to adjustment as provided in this Agreement. At the Closing, Buyer will deliver to Seller the Buyer Shares in uncertificated form.

                           "Specified Price Per Share" means the lower of (y) the Closing Date Average Price Per Share (as defined below) and (z) the Closing Date Price Per Share (as defined below). "Closing Date Average Price Per Share" means the average closing price per share of Buyer Common Stock on the New York Stock Exchange during the ten (10) trading days immediately preceding the Closing Date. "Closing Date Price Per Share" means the closing price per share of Buyer Common Stock on the New York Stock Exchange on the trading day immediately preceding the Closing Date.

2. Section 1.03(a). Section 1.03(a) of the Purchase Agreement is hereby deleted and of no further legal effect.

3. Section 3.02(b)(ii). Section 3.02(b)(ii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows, and Attachment A to this Agreement constitutes and shall hereafter be deemed to be the Exhibit F referenced therein:

                  (ii) the Escrow Agreement substantially in the form attached hereto as Exhibit F (the "Escrow Agreement") duly executed by Parent, Seller and JP Morgan Chase or an Affiliate thereof as Escrow Agent (the "Escrow Agent");

4. Section 3.02(c)(iv). Section 3.02(c)(iv) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  (iv) the Noncompetition Agreement, the Transition Services Agreement and the Escrow Agreement, each duly executed by Buyer;

5. Section 8.05. Section 8.05 of the Purchase Agreement is hereby amended by deleting the last sentence thereof and replacing the following therefor:

                  Seller and Buyer shall share equally all fees and expenses payable to (i) the issuer of any letter of credit that replaces the Escrow Agreement in accordance with Section 2.01(b) thereof (the "Letter of Credit") (A) arising in connection with the issuance of the Letter of Credit and (B) through March 31, 2003 and (ii) the Escrow Agent pursuant to the Escrow Agreement, and Buyer shall be solely responsible for all fees and expenses payable to the issuer of the Letter of Credit arising after March 31, 2003.

6. Effect of Agreement. Except as expressly provided in this Agreement, the Purchase Agreement and all exhibits and schedules thereto are unchanged and shall continue in full force and effect.

7. Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9. Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

10. Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

11. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person or entity, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

12. Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement as though set forth verbatim herein.

         [The remainder of this page has been left blank intentionally. Signature page follows.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     BLOUNT, INC.



                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:



                                     BLOUNT INTERNATIONAL, INC.



                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:



                                     ALLIANT TECHSYSTEMS, INC.



                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:

         Alliant Techsystems Inc. hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.